EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

by and among

SUNLINK HEALTH SYSTEMS, INC.,

HM ACQUISITION CORP.

and

HEALTHMONT, INC.

dated as of

October  15, 2002

i

Exhibits

1.1	Certificate of Merger—Delaware and Tennessee
1.6(a)	Form of Lock Up Agreement
1.6(b)	Form of Amended and Restated Employment Agreement
1.6(c)	Form of Consulting Termination Agreement
1.6(d)	Form of Overline Letters of Credit Agreement
1.6(e)	Form of Divestco Disposition Agreement
1.6(f)	Form of Divestco Indemnification Agreement
5.1(d)	Company Debt Restructuring Outline
5.18	Form of Affiliate Letter
6.1(a)	Heller Commitment Letter

Schedules

Parent Disclosure Schedule
Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 15, 2002, by and among SUNLINK HEALTH SYSTEMS, INC., a company organized under the laws of the State of Ohio (“Parent”), HM ACQUISITION CORP., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and HEALTHMONT, INC., a Tennessee corporation (the “Company”). As used in this Agreement, capitalized terms have the meanings ascribed to them in Article VIII.

PREAMBLE

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective shareholders and consistent with and in furtherance of its respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of the Company with and into the Merger Sub upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger in accordance with the OGCL, the TBCA, the DGCL, and upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend that the Merger shall qualify for U.S. federal income tax purposes as a reorganization (a “Section 368 Reorganization”) within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”);

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, each of the Significant Shareholders of the Company, concurrently herewith, is entering into a Lock Up Agreement dated as of the date hereof, with Parent and Merger Sub, pursuant to which such Significant Shareholders shall limit their disposition of Parent Shares to be received in the Merger, all upon the terms and subject to the conditions set forth in the Lock Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1   The Merger.     Subject to the terms and conditions of this Agreement and the OGCL, the TBCA, and the DGCL, at the Effective Time, the Company and Merger Sub shall consummate a merger pursuant to which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (b) Merger Sub shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and shall continue unaffected by the Merger, except as set forth in this Section 1.1. Pursuant to the Merger, (x) the certificate of incorporation of Merger Sub shall be amended at and as of the Effective Time as set forth in the Certificate of Merger in the form of Exhibit 1.1 hereof (the “Certificate of Merger”), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (y) the bylaws of the Merger Sub shall be, at and as of the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation or by such bylaws. The Merger shall have the effects as provided in this Agreement and in the applicable provisions of the DGCL and the TBCA.

SECTION 1.2   Effective Time.     Subject to the terms of this Agreement, Parent, Merger Sub and the Company will cause the Merger to be consummated by causing the Certificate of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Tennessee, as provided in the TBCA and with the Secretary of State of the State of Delaware, as provided in the DGCL. The Merger shall become effective on the later of (a) the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, (b) the time at which the Certificate of Merger is duly filed with the Secretary of State of Tennessee, or (c) such other time as is agreed upon by the parties and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.3   Closing.     The closing of the Merger shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VI, at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309, or such other location as shall be agreed upon by the parties.

SECTION 1.4   Directors and Officers of the Surviving Corporation.     The directors and officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

SECTION 1.5   Subsequent Actions.     If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, and shall take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.6   Other Agreements.     Simultaneously with the execution and delivery of this Agreement, the following agreements will be executed and delivered: (a) the lock up agreements in the form of Exhibit 1.6(a) hereto among Parent, Merger Sub and each Significant Shareholder (the “Lock Up Agreements”), (b) the Non-Compete Agreement and General Release between the Company and Timothy S. Hill (“Hill”) in the form of Exhibit 1.6(b) (the “Hill Agreement”), (c) the consulting termination agreements between the Company and each of the directors of the Company identified in Section 1.6 of the Company Disclosure Schedule (the “Consulting Termination Agreements”) in the form of Exhibit 1.6(c), (d) the Overline Letters of Credit Agreement (the “LOC Agreement”) in the form of Exhibit 1.6(d), (e) the Divestco Disposition Agreement as contemplated by Section 5.19 of this Agreement (the “Divestco Disposition Agreement”) in the form of Exhibit 1.6(e), and (f) the Divestco Indemnification Agreement (the “Divestco Indemnification Agreement”) in the form of Exhibit 1.6(f). The aggregate consideration for the Consulting Termination Agreements shall be the issuance of an aggregate of 35,000 Parent Shares to the members of the Board of Directors of the Company in such specific amounts as are identified in Section 1.6(a) of the Parent Disclosure Schedule. The aggregate consideration for the LOC Agreement shall include the issuance of an aggregate of 60,000 Parent Shares to certain members of the Board of Directors of the Company in such specific amounts as are identified in Section 1.6(b) of the Parent Disclosure Schedule.

ARTICLE II
CONVERSION OF SECURITIES

SECTION 2.1   Conversion of Capital Stock.     As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Merger Sub Common Stock:

(a)   Merger Sub Common Stock.     Each issued and outstanding share of the Common Stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Parent-Owned Stock.     All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)   Conversion of Shares.     Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be automatically converted into the right to receive from Parent pursuant to Section 2.1(e) a number of Parent Shares equal to the Exchange Fraction, which shall be referred to herein as the “Merger Consideration.” At the Effective Time, all Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(f) cash in lieu of a fractional Parent Share and any dividend or distribution pursuant to Section 2.2(d), in each case without interest. Parent shall, following the Closing, pay all stamp duties, stamp duty reserve tax and other Taxes and similar levies imposed in connection with the issuance or creation of the Parent Shares.

(d)   Exchange Fraction.     The Exchange Fraction shall be the fraction derived by dividing 1,155,000 by the total number of Shares outstanding as of the Effective Time. By way of illustration, if the total number of Shares outstanding as of the Effective Time were 6,247,744 (as is anticipated by the Company), the Exchange Fraction would be 0.1847 (1,155,000 ÷ 6,247,744), such that for each one Share the holder thereof would receive 0.1847 Parent Shares. In no event shall Parent issue or be obligated to issue more than 1,155,000 Parent Shares in connection with the Merger and the Transactions contemplated by this Agreement except from and to the extent provided for with respect to (i) up to 19,394 Parent Shares issuable upon the exercise of and in connection with assumed Company Derivative Securities, including assumed Company Options, as set forth in Section 5.7 of the Company Disclosure Schedule, (ii) 26,723 Parent Shares issuable upon the exercise of, and in connection with, the New Heller Warrants issued in replacement of the old Heller Warrants, (iii) 60,000 Parent Shares under the terms of the LOC Agreement, plus up to 350,000 Parent Shares issuable in certain events as set forth therein, and (iv) 35,000 Parent Shares to be issued in the aggregate in connection with the Consulting Termination Agreements.

(e)   Issuance of Merger Consideration.     In consideration of the issuance to Parent by the Surviving Corporation of shares of common stock of the Surviving Corporation pursuant to Section 2.1(a) hereof and subject to Section 2.1(b), Parent shall issue to the Exchange Agent such number of Parent Shares as is equal to the number of Shares outstanding immediately prior to the Effective Time multiplied by the Exchange Fraction.

(f)   Extraordinary Adjustments.     In the event that, subsequent to the date of this Agreement but prior to the Effective Time, (x) the Company changes the number of Shares, or Parent changes the number of Parent Shares, issued and outstanding as a result of a stock split, stock combination, dividend of stock or other securities (or a record date within such period with respect to such a dividend), recapitalization, redenomination of share capital or other similar transaction (which, for the avoidance of doubt, shall not include the exercise or conversion of any security identified on Schedule 2.1(f) to this Agreement), the Exchange Fraction and other items dependent thereon shall be appropriately adjusted to provide to the holders of Shares the same economic effect and percentage ownership of Parent Shares as contemplated by this Agreement prior to such stock split, stock combination, dividend, recapitalization, redenomination or similar transaction, or (y) the Company changes the number of Shares issued and outstanding (except as a result of the exercise or conversion of outstanding exercisable or convertible securities) or issues additional Company Derivative Securities, the Exchange Fraction and other items dependent thereon shall be appropriately reduced.

(g)   Dissenting Shares.

(i)   The Company shall cause notice to be given under TBCA §48-23-201—48-23-209 to each Person entitled to appraisal rights thereunder concurrently with the mailing of the Prospectus to the Company’s shareholders.

(ii)   Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the TBCA and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (“Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(c) hereof, but the holder thereof shall be entitled only to such rights as are granted by the TBCA.

(iii)   Notwithstanding the provisions of Section 2.1(g)(i) above, if any holder of Shares who demands appraisal of his Shares under the TBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares shall automatically be treated as if converted at the Effective Time into, and thereafter represent only, the right to receive the Merger Consideration as provided in Section 2.1(c) hereof, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

(iv)   The Company shall give Parent (A) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the TBCA received by the Company after the date hereof and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA and Parent shall use commercially reasonable efforts to inform the Company of the status of such negotiations and proceedings and shall consult with the Company as

Parent deems appropriate. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

SECTION 2.2   Exchange of Certificates.     (a) Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company (which may be the Parent’s stock transfer agent) reasonably acceptable to the Company as exchange agent (the “Exchange Agent”) for the purposes of exchanging the Certificates for Parent Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Shares as of the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as the Company and Parent may reasonably specify) providing instructions for use in effecting the surrender of Certificates in exchange for certificates representing Parent and cash in lieu of fractional Parent Shares, and any dividends or other distributions pursuant to Section 2.2(d).

(b)   Exchange Fund.     Within five Business Days following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, certificates for the Parent Shares issuable pursuant to Section 2.1(c) in exchange for outstanding Shares and cash in an amount sufficient for payment in lieu of fractional Parent Shares pursuant to Section 2.2(f) and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(d). The cash amounts payable pursuant to Section 2.2(d) and Section 2.2(f) are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company’s shareholders pursuant to this Article II. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation. All Parent Shares to be issued and delivered to the holders of Shares in accordance with this Agreement shall, as of the Effective Time, have been registered under the Securities Act pursuant to a registration statement on Form S-4 declared effective by the SEC.

(c)     Exchange Procedures.   Upon surrender to the Exchange Agent of a Certificate for cancellation, together with the letter of transmittal referred to in Section 2.2(a) duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of Parent Shares to be received in accordance with Section 2.1(c), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such Parent Shares in accordance with Section 2.2(d), and (iii) the cash amount payable in lieu of fractional Parent Share in accordance with Section 2.2(f), in each case which such holder has the right to receive pursuant to the provisions of this Article, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, that whole number of Parent Shares to be received in accordance with Section 2.1(c), plus any dividends or other distributions to which the transferor would otherwise be entitled pursuant to Section 2.2(d), plus the cash amount payable in lieu of fractional Parent Share in accordance with Section 2.2(f), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, and subject to Section 2.2(d), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of Parent Shares into which the number of Shares shown thereon have been converted as contemplated by this Article plus the cash amount payable in lieu of a fractional Parent Share in accordance with Section 2.2(f).

(d)   Distributions With Respect To Unexchanged Shares.     No dividends or other distributions declared, made or paid after the Effective Time with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of a fractional Parent Share shall be paid to any such holder pursuant to Section 2.2(f) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Shares. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of Parent Shares held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

(e)   No Further Ownership Rights In Shares.     All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(f)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Shares represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by the Company on the Shares in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(f)   No Fractional Shares.     No certificate or scrip representing fractional Parent Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any rights of a holder of Parent Shares. In lieu of any such fractional Parent Share, each holder of Certificates who would otherwise have been entitled to a fraction of a Parent Share in exchange for such Certificates (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent a cash payment in lieu of such fractional Parent Share, determined by multiplying (A) the Parent Average Price by (B) the fractional Parent Share interest to which such holder would otherwise be entitled. Parent may aggregate fractional interests and sell such interests by public or private sale to fund the Exchange Fund either in whole or in part.

(g)   Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one (1) year after the Effective Time shall be delivered to or as directed by Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for Parent Shares, any cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares. Any amounts remaining unclaimed by any holder of Certificates formerly representing Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto. Neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates formerly representing Shares with respect to any Parent Shares (or dividends or distributions with respect thereto), or cash payable in respect of fractional Parent Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation or Order.

(h)   Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion and as a condition precedent to the issuance thereof, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional Parent Shares, and unpaid dividends and distributions in respect of or on Parent Shares deliverable in respect thereof, pursuant to this Agreement.

(i)   Withholding Rights.     Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income or other Tax law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule prepared and signed by the Company and delivered to Parent and Merger Sub simultaneously with the execution hereof, the Company represents and warrants to Parent and Merger Sub that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Company Disclosure Schedule is identified by reference to a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section. Each exception or enumeration shall identify whether the exception or enumeration or any part thereof applies to the Company, including Divestco, Divestco only or the Company exclusive of Divestco.

SECTION 3.1   Organization; Qualification; Charter Documents.     (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets it now owns, leases or operates or purports to own, lease or operate; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified, licensed or in good standing could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)   The Company has heretofore delivered to Parent complete and correct copies of the Charter Documents of the Company and each Company Subsidiary as amended to date. All such Charter Documents are in full force and effect, and neither the Company nor any Company Subsidiary is in violation of any provision of its respective Charter Documents except for breaches which would not restrict the ability of Company to consummate the Merger or could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.2   Subsidiaries and Affiliates.     (a) The Company Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Company Subsidiary and the jurisdictions in which each such Company Subsidiary is qualified to do business. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity.

(b)   Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, options, agreements, limitations on voting rights, encumbrances or security interests of any kind (collectively, “Liens”), and is validly issued, fully paid and non-assessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any Person except the Company. Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or other organization; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation or other foreign entity in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except, in each case, where the failure to have such power and authority or to be so qualified, licensed or in good standing would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.3   Capitalization.     (a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 share. As of the date hereof,

(i)   6,632,479 Shares are issued and outstanding,

(ii)   no Shares are held in the treasury of the Company or by any Subsidiary of the Company,

(iii)   no shares of preferred stock are issued and outstanding,

(iv)   an aggregate of 306,000 Shares are issuable upon exercise of outstanding Company Options, including, without limitation, options under the Company’s Stock Option Plan and any Company Award (collectively, the “Company Stock Plans”) and warrants,

(v)   an aggregate of 804,683 Shares are issuable upon exercise of outstanding Company Warrants (all of which are issuable pursuant to Warrants issued to current or former Directors of the Company or Persons related to such Directors or to Heller), and

(vi)   an aggregate of 825,000 shares authorized for issuance under the Company Stock Plans, none of which Shares have been separately reserved for issuance.

(b)   All the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Derivative Securities will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. There is no Preferred Stock of any Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, and the Divestco Disposition, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions, Company Derivative Securities or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations (contingent or otherwise) of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company.

(c)   Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

(d)   Section 3.3(d) of the Company Disclosure Schedule lists the holder of each outstanding Company Derivative Security, the number of Company Derivative Securities held by such Person, the number of Shares or other securities issuable upon the exercise thereof, and the exercise price, and expiration date thereof. The Company has not repriced any Company Derivative Securities or issued any Shares or Company Derivative Securities exercisable at an exercise price of less than 100% of the fair market value of the Shares as of the date of any such issuance or grant.

SECTION 3.4  Authorization; Validity of Agreement; Company Action.    The Company has full corporate power and authority to execute and deliver this Agreement, and, subject in the case of consummation of the Merger to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and, except for obtaining the Company Shareholder Approval and the filing of merger documents as set forth herein, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights and remedies and general principles of equity.

SECTION 3.5  Board Approvals; Takeover Statutes.    The Company Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement and the Merger are in the best interests of the Company and its shareholders, (ii) adopted this Agreement, and approved the Merger, the other Transactions and a Divestco Disposition, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The Company Board of Directors has taken all necessary action such that Sections 48-103-201—48-103-209 and Sections 48-103-301—48-103-312 of the TBCA, do not, and, unless the Agreement is terminated, shall not in the future, to the extent within its control, apply to this Agreement, the Merger, the other Transactions or a Divestco Disposition. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 3.6  Vote Required.    The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

SECTION 3.7  Consents and Approvals; No Violations.    Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the TBCA, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will (i) conflict with or result in any breach of any provision of the articles of incorporation, the bylaws or similar organizational documents of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (other than any Healthcare Approvals set forth in Section 5.14(a) of the Company Disclosure Schedule), (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (iv) violate any Order, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, except, with respect to the foregoing clauses (ii), (iii) and (iv), as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for the third party consents set forth in Section 3.7(a) of the Company Disclosure Schedule to be obtained prior to Closing, there are no third party consents or approvals required to be obtained under the Company Agreements prior to the consummation of the Transactions, except where the failure to obtain such consents or approvals would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect. It is expressly acknowledged and agreed that the failure to obtain the consents and approvals listed in Section 3.7(b) of the Company Disclosure Schedule would not reasonably be likely to have a Company Material Adverse Effect.

SECTION 3.8  Financial Statements and Financial Disclosure.    Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements:

(i)  The audited balance sheets of the Company and its consolidated Subsidiaries as of March 31, 2001 and March 31, 2002 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended, (the “Company Audited Financial Statements”) together with a true and correct copy of the report on such audited information by KPMG LLP (“KPMG”), and all communications from such accountants including, without limitation with respect to the results of such audits, accounting principles or practices, financial statement disclosure, auditing scope or procedures, deficiencies, material weaknesses, internal controls and Disagreements; and

(ii)  the unaudited monthly balance sheets of the Company and its consolidated Subsidiaries as of the end of each month through August 2002 and the related unaudited consolidated statements of operations, and stockholders’ equity (the “Company Unaudited Financial Statements”) for the portion of the fiscal year then ended.

(b)  Except as set forth in the notes thereto and as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company Financial Statements (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (ii) were prepared in accordance with U.S. GAAP applied on a consistent basis for the periods involved (except in the case of the Unaudited Company Financial Statements subject to the absence of financial footnotes and to normal and recurring year-end adjustments that are not likely to be material in amount), and (iii) fairly present the consolidated financial condition and consolidated results of operations and cash flows and changes in financial position (if any) of the Company and its consolidated subsidiaries as of the times and for the respective periods referred to therein. The Company Financial Statements have been prepared from, and are in accordance with, the Books and Records of the Company and its Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and its Subsidiaries in accordance with the principles stated therein. The Company and its Subsidiaries have maintained their respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, such Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and its Subsidiaries and the Books and Records provided a fair and accurate basis for the preparation of the Audited Financial Statements and the Unaudited Financial Statements. Except for those Subsidiaries listed in Section 3.8 of the Company Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 3.8 have been, consolidated with those of the Company.

(c)  After the date of this Agreement and within thirty (30) days following the end of each calendar month prior to the Closing Date, Company will deliver to Parent true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each of the Hospitals for each month then ended, together with the notes, if any, related thereto, which presentation shall be true, correct and complete in all material respects, shall have been prepared from and in accordance with the books and records of each of the Hospitals and which shall fairly present the financial position and results of operations of each of the Hospitals as of the date and for the period indicated, all in accordance with generally accepted accounting principles consistently applied except as to the absence of footnotes and normal audit adjustments; provided, however, that following the divestiture of Divestco pursuant to a Divestco Disposition, the Company need not deliver any balance sheet or statements of income for Divestco for any period after the date of such Divestco Disposition.

(d)  KPMG has not resigned or declined to be re-appointed as the Company’s independent public accountants nor to the Knowledge of the Company has KPMG stated any intention to resign or to decline to be re-appointed as the Company’s independent public accountants. Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, at no time during the Company’s two most recent fiscal years or thereafter has (i) there been any “Disagreement” between the Company or any of its Subsidiaries, on the one hand, and KPMG, on the other hand, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, audit deficiencies, material weaknesses or internal controls, including any Disagreement which would have caused KPMG to make reference to the subject matter of the Disagreement(s) in connection with its report and regardless of whether or not such Disagreement was resolved to the satisfaction of KPMG; (ii) KPMG advised the Company that internal controls necessary to develop reliable financial statements do not exist, (iii) KPMG advised the Company that it is no longer able to rely on the representations of the Company or its Subsidiaries or that it is unwilling to be associated with the financial statements of the Company or its Subsidiaries, (iv) KPMG advised the Company of any need to expand the scope of its audits or reviews or that information has come to the attention of KPMG that impacts or if further investigated might impact the fairness or reliability of any audit report or review or the underlying financial statements of the Company or its Subsidiaries or cause KPMG to be unwilling to rely on the representations of the Company or its Subsidiaries or be associated with the financial statements of the Company or its Subsidiaries.

SECTION 3.9  No Undisclosed Liabilities.    Except (a) as disclosed in Section 3.9 of the Company Disclosure Schedule, (b) as disclosed in the Company Financial Statements, and (c) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date pursuant to the terms of this Agreement, or (ii) incurred pursuant to, or in furtherance of, this Agreement or the Transactions, neither the Company nor any

Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which either (1) would be required by U.S. GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, or (2) would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.10  Absence of Certain Changes.    (a) Since the Balance Sheet Date, (i) the Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course, and (ii) there have not occurred any circumstances, changes, developments, effects or events (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Without limiting the foregoing, except as disclosed in Section 3.10 of the Company Disclosure Schedule, there has not occurred between the Balance Sheet Date and the date hereof:

(i)  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock of or any Company Derivative Security with respect to the Company or any Subsidiary not wholly owned by the Company;

(ii)  any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock of, or Company Derivative Security with respect to, the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of, or Company Derivative Security with respect to, the Company or any Subsidiary, except for the issuance of Company Common Stock upon the exercise of Company Derivative Securities awarded prior to the Balance Sheet Date;

(iii)  (A) any increase in salary, wages, bonus, benefits, change in control payments, severance payments or other compensation of any current or former executive officer, key employee, director or consultant of the Company or any Subsidiary (including any Person whose annual compensation is, or after giving effect to such change would be, $60,000 or more); (B) any establishment, amendment or other modification of (1) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment or other service-related Contract, including any employment, deferred compensation, consulting, severance, termination or indemnification agreement or other similar compensation arrangement, or (2) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other similar compensation arrangement; or (C) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company or Subsidiary reasonably believed to be the least costly was chosen;

(iv)  (A) incurrences by the Company or any Subsidiary of Indebtedness in an aggregate principal amount exceeding $10,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

(v)  any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any Subsidiary in an aggregate amount exceeding $25,000;

(vi)  any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary;

(vii)  any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company or any Subsidiary in an aggregate amount exceeding $25,000 (except for non-cash write downs for the Assets and Properties of Divestco or for the capital stock of Divestco);

(viii)  any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any Subsidiary, other than (A) in the ordinary course of business consistent with past practice, or (B) with respect to the capital stock or Assets and Properties of Divestco in connection with a Divestco Disposition;

(ix)  except as to Divestco in connection with the Divestco Disposition, any (A) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary, (B) recapitalization, reorganization, liquidation or dissolution of the Company or any Subsidiary or (C) merger or other business combination involving the Company or any Subsidiary and any other Person;

(x)  any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Company Disclosure Schedule pursuant to Section 3.22, or (B) any material License held by the Company or any Subsidiary;

(xi)  capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets in an aggregate amount exceeding $10,000;

(xii)  any commencement or termination by the Company or any Subsidiary of any line of business;

(xiii)  any transaction by the Company or any Subsidiary with the Company, any officer, director, Affiliate (other than the Company or any Subsidiary (other than Divestco)) or

Associate of the Company or any Associate of any such officer, director or Affiliate (A) outside the ordinary course of business consistent with past practice, or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on the Balance Sheet Date and disclosed pursuant to Section 3.22;

(xiv)  any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(xv)  any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

(xvi)  except insofar as may have been expressly disclosed in the Company Financial Statements as furnished to Parent, whether or not required by a change in U.S. GAAP, any change in accounting methods, principles or practices by the Company affecting its Assets and Properties, liabilities or business; or

(xvii)  except insofar as may have been disclosed in the Company Financial Statements as furnished to Parent, any Tax election or any settlement or compromise of any income tax liability.

SECTION 3.11  Litigation.    Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no action, suit or proceeding claim (including any qui tam claim) by or before any Governmental Authority pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary; or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions; other than, in each case, those the outcome of which, individually or in the aggregate, would not (i) reasonably be likely to have a Company Material Adverse Effect, (ii) reasonably be likely to materially impair or delay the ability of the Company to perform its obligations under the Agreement, or (iii) result in a claim for damages against the Company or any Company Subsidiary in excess of $25,000, individually or in the aggregate.

SECTION 3.12  Employee Benefit Plans.    The Company has delivered to Parent true, correct and complete copies of all documents relating to the Company’s Benefit Plans, including but not limited to: (i) all Benefit Plan documents, amendments and trust instruments; (ii) all insurance and annuity contracts related to any Benefit Plans; (iii) COBRA notices and forms, including election forms used to notify employees and their dependents of their continuation coverage rights under the Company’s group health plans; (iv) the most recently filed Form 5500 annual reports; and (v) actuarial reports, summary plan descriptions and favorable determination letters for the Benefit Plans. Since the date these documents were supplied to Parent, no Company Benefit Plan amendments have been adopted, no changes to these documents have been made, and no amendments or changes will be adopted or made prior to the Closing Date in each case that would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  All of the Company Benefit Plans subject to ERISA comply in all material respects and have been administered in compliance in all material respects with (i) the provisions of

ERISA, (ii) all provisions of the Code, applicable to secure the intended Tax consequences, (iii) all applicable state and federal securities laws and (iv) all other applicable laws, rules, regulations and collective bargaining agreements, except where the failure to so comply or to be so administered would not result in any Company Material Adverse Effect. The Company has not received any written notice from any Governmental Entity questioning or challenging such compliance that would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)  Neither the Company nor its ERISA Affiliates has engaged in any transaction or acted or failed to act in any manner that could subject the Company to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary or co-fiduciary duty under ERISA, or liability for a prohibited transaction (within the meaning of ERISA Section 406 or Code Section 4975) that would reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)  No Company Benefit Plan is subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of the Company or any of its ERISA Affiliates, in each case, that would reasonably be likely to, individually or in the aggregate have a Company Material Adverse Effect.

(e)  Neither the Company nor, to the Knowledge of the Company, any of its ERISA Affiliates has ever established, maintained, contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any multi-employer plan within the meaning of ERISA Section 4001(a)(3).

(f)  To the Company’s Knowledge, none of the Company Benefit Plans provides welfare benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than coverage required by COBRA or any similar state law).

(g)  Except as described in the Company Disclosure Schedule, there are no insurance reserves, trusts or escrow accounts that have been established to provide for payments under welfare plans within the meaning of Section 3(1) of ERISA.

(h)  Each Company Benefit Plan which is intended to be qualified under Code Section 401(a) (“Qualified Retirement Plan”) has received from the Internal Revenue Service a favorable determination letter to the effect that the plan in form satisfies the requirements for qualification under Code Section 401(a) (taking into account the provisions of the Tax Reform Act of 1986). To the Company’s Knowledge, no event has occurred or circumstances exist that will or could give rise to disqualification of a Qualified Retirement Plan and no amendment to any Qualified Retirement Plan made since applying for such determination letter could cause a disqualification of such Company Benefit Plan.

(i)  The Company has the right pursuant to the terms of each Company Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA and all agreements related to such Company Benefit Plan unilaterally to terminate such Company Benefit Plan (or its participation in such Company Benefit Plan) or to amend the terms of such Company Benefit Plan at any time.

(j)  The transactions contemplated by this Agreement will not result in any additional payments to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or their spouses or dependents under any Company Benefit Plan. There are no agreements or commitments by the Company and the Company shall not prior to the Closing Date enter into any agreement or make any commitment under which the Company would be obligated to reimburse or increase the compensation of, or payments to, any current or former officer, employee or director of the Company or their spouses or dependents or any entity in which such persons have an ownership interest in order to make such person whole for any Taxes, including, but not limited to, any excise tax such Person may pay under Section 4999 of the Code due to an excess parachute payment under Section 280G of the Code, or which such Person may pay as a director or indirect result of the merger transaction described in this Agreement.

(k)  Except as expressly provided in this Agreement, there is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine undisputed claim for benefits), proceeding, audit, or investigation of any kind in or before any Governmental Entity with respect to any Company Benefit Plan that would reasonably be likely to result in a Company Material Adverse Effect.

(l)  Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, no Person who is not an employee of the Company or any Company Subsidiary, including any Person identified as a consultant in Section 3.20(a)(i) of the Company Disclosure Schedule, is entitled to any benefits under any Benefit Plan.

SECTION 3.13  Tax Matters; Government Benefits.    (a) The Company and each of its Subsidiaries has filed all Tax Returns that are required to be filed by the Company and its Subsidiaries, and all such Tax Returns are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have duly paid or caused to be duly paid in full or made provision in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) shown as due on such Tax Returns. The most recent financial statements contained in the Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(b)  No notification has been received by the Company or by any Company Subsidiary that an audit, examination or other proceeding is pending or, to the Company’s Knowledge, threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary.

(c)  Neither the Company nor any of its Subsidiaries has taken any action or Knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d)  None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group, the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

SECTION 3.14  Environmental Laws.    Except as disclosed in Section 3.14 of the Company Disclosure Schedule, (i) the Company and each Company Subsidiary is in compliance with all Environmental Laws, including compliance with any permits or other governmental authorizations or the terms and conditions thereof, except in the case of the matters covered by this sentence where the failure to be in compliance with such laws could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has received any communication or notice, including any communications in the possession, custody or control of the Company or any Company Subsidiary received by any predecessor to the Company or any Company Subsidiary, whether in connection with the acquisition of any Assets and Properties, or otherwise, and whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any Company Subsidiary or for which any of them is responsible, and there is no pending or, to the Company’s Knowledge, threatened Environmental Claim, except where such communication, notice or Environmental Claim could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and (iii) to the Company’s knowledge, there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  The Company has complied with any obligations under the federal Community Right to Know Act, any state right to know act, and any other state or local laws having similar requirements, including but not limited to the requirement to maintain and disclose material safety data sheets with respect to each Hospital and to submit annual reports to governmental authorities detailing inventories of hazardous materials present on-site and volumes of toxic chemicals released into the environment, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)  Parent shall be entitled to select an environmental engineer reasonably acceptable to the Company to furnish, at Parent’s expense, a “phase I” environmental survey of the Real Property owned or leased by the Company, which survey shall reflect inspection for potential environmental hazards, including the presence of asbestos, asbestos containing material, urea formaldehyde, polychlorinated biphenyls, underground storage tanks and Hazardous Substances.

Parent shall use commercially reasonable efforts, and the Company shall cooperate with Parent in any manner reasonably requested, to cause such engineer to complete such survey (the “Environmental Survey”) within thirty (30) days after the date of execution of this Agreement. Parent agrees to instruct its environmental engineer not to unreasonably interfere with the operations of the Hospitals during the Environmental Survey. Parent further agrees that it shall indemnify the Company against any reasonable out-of-pocket costs of restoring any material damage to the Real Property caused by Parent’s environmental engineer as a direct result of the Environmental Survey, but in no event shall Parent be responsible for any consequential, exemplary or other damages in respect thereof. The Company shall within ten (10) days after any alleged damage to the Real Property by such environmental engineer give Parent notice in writing thereof specifying in reasonable detail the nature of any such damage and a reasonable opportunity to cause such damage to be repaired. The Environmental Survey shall be deemed satisfactory for all purposes of this Agreement unless it discloses conditions which would have a material adverse effect upon the operation of any applicable Hospital. For purposes of this Section 3.14(c), a “material adverse effect” shall be deemed to exist if the remedy of any existing environmental condition in accordance with applicable law is in the good faith reasonable opinion of Parent’s environmental consultant expected to cost in excess of $100,000 for the Hospitals, either individually or in the aggregate. The Company shall provide Parent with any required environmental disclosures under any applicable property transfer laws not more than sixty (60) days after the date of this Agreement.

SECTION 3.15  Intellectual Property.    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use the Company Intellectual Property, (ii) to the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries with the Company Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any Person, and neither the Company nor any Company Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property, and (iii) neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending.

SECTION 3.16  Compliance with Laws.    The Company and its Subsidiaries are in compliance with each applicable law, rule or regulation of any Governmental Authority, which affects the business or Assets and Properties of the Company and its Subsidiaries or any Hospital except for any matter otherwise covered by this sentence which would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or any Hospital or has been filed, commenced or, to the Company’s Knowledge, threatened against the Company, any Company Subsidiary or Hospital alleging any such violation regardless of whether such claim individually or in the aggregate would reasonably be likely to have a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, and the Company is in compliance with the terms thereof, except where the failure to be in full force and effect or to be in such compliance would not reasonably be likely to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.17  Employees; Labor Relations.    (a) Section 3.17 of the Company Disclosure Schedule contains a list of the name of each officer and employee of the Company and its Subsidiaries at the date hereof, together with each such person’s position or function, annual base salary or wages and any incentive bonus or severance arrangement with respect to such person in effect on such date.

(b)  The Company has not received any information that would lead it to believe that a material number of the persons described in Section 3.17 (a) or, as to any Hospital, any Physicians or other healthcare professionals will or may cease to be employees, or will refuse offers of employment from Parent or one of its Subsidiaries or intend to terminate their affiliation or other relationship with any of the Hospitals because of the consummation of the Merger and the Transactions contemplated by this Agreement in each case, except with respect to employees of Divestco or Persons identified in Section 5.1(e) of the Company Disclosure Schedule.

(c)  There is (i) to the Knowledge of the Company, no unfair labor practice complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board; (ii) no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary; (iii) to the Company’s Knowledge, no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries; except for any occurrence that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect; and (iv) no grievance which might have, individually or in the aggregate, a Company Material Adverse Effect, arising out of or under collective bargaining agreements is pending.

SECTION 3.18  Information to be Supplied.    None of the information to be supplied by the Company specifically for inclusion or incorporation by reference (i) in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made not misleading, (ii) in any filing by Parent or Merger Sub with the American Stock Exchange relating to Parent Shares (the “Listing Application”) (together with any amendments or supplements thereto, the “Parent Disclosure Documents”), will, at the time of approval for listing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made not misleading, or (iii) in the Company Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable state laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Company Proxy Statement.

SECTION 3.19  Interested Party Transactions.    (a) Except as disclosed in Section 3.20(a)(vii) or Section 3.19(a) of the Company Disclosure Schedule, (i) there are no intercompany Liabilities between the Company or any Subsidiary, on the one hand, and any officer, director, Affiliate (other than the Company or any Subsidiary) or Associate of the Company or any Associate of any such officer, director or Affiliate, on the other, (ii) neither Seller nor any such officer, director, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary, (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Company or any such officer, director, Affiliate or Associate and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by Company or any such officer, director, Affiliate or Associate of the Company or any Company Subsidiary.

(b)  Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, each of the Liabilities and transactions listed in Section 3.19(a) of the Company Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis.

(c)  Except as disclosed in Section 3.19(c) of the Company Disclosure Schedule, since the Balance Sheet Date, all settlements of intercompany Liabilities between the Company or any Subsidiary, on the one hand, and Seller or any such officer, director, Affiliate or Associate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice and in accordance with the terms of all applicable Contracts regulating such transactions, including credit agreements and debt agreements.

SECTION 3.20  Contracts.    (a) Section 3.20(a) of the Company Disclosure Schedule (with references corresponding to the clauses set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Parent prior to the execution of this Agreement), to which the Company or any Company Subsidiary is a party or by which any of their respective Assets and Properties is bound (each a “Company Agreement”):

(i)  (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or engagement or the termination of employment or engagement of any Person, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company or any Company Subsidiary to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee or consultant exceeding $5,000 or any group of employees or consultants exceeding $25,000 in the aggregate;

(ii)  all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Company Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Company Subsidiary;

(iii)  all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv)  all Contracts relating to Indebtedness of the Company or any Company Subsidiary (including sale and lease back and capitalized lease transactions and other similar or “off-balance sheet” transactions) in excess of $25,000 in the aggregate or to any preferred stock issued by the Company or any Company Subsidiary;

(v)  all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies, licensees or Governmental Entities;

(vi)  all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(vii)  all Contracts between or among the Company or any Company Subsidiary, on the one hand, and any officer, director or Affiliate of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary), on the other hand;

(viii)  all collective bargaining or similar labor Contracts;

(ix)  all Contracts that (A) limit or contain restrictions on the ability of the Company or any Company Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require the Company or any Company Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(x)  all Contracts consisting of provider based physician agreements, agreements with health maintenance organizations, preferred provider organizations, insurance companies, alternative delivery systems, and contracts with Governmental Entities or private Persons with respect to or for the provision of healthcare goods and services under any Healthcare Reimbursement Contract or Program;

(xi)  all other Contracts (other than Benefit Plans, leases disclosed in the Company Financial Statements, and insurance policies listed in Section 3.22 of the Company Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Company Subsidiary of more than $25,000 annually and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Company Subsidiary; and

(xii)  all Contracts which would result in the payment to, or obligate the Company to make any payment to, any Person as a result of the transactions contemplated by this Agreement, including the Lock Up Agreements.

(b)  Each Contract required to be disclosed in Section 3.20(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms except where the failure to meet one or more of the foregoing requirements would reasonably be likely to have a Company Material Adverse Effect, of each party thereto; and except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

(c)  Except as disclosed in Section 3.20(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that has been or would reasonably be likely to have, individually or in the aggregate with any other such Contracts, a Company Material Adverse Effect.

SECTION 3.21  Licenses.    Section 3.21 of the Company Disclosure Schedule contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company or any Company Subsidiary (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Company has delivered to Parent true and complete copies of all such Licenses. Except as disclosed in Section 3.21 of the Company Disclosure Schedule:

(a)  the Company and each Company Subsidiary owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

(b)  each License listed in Section 3.21 of the Company Disclosure Schedule is valid, binding and in full force and effect; and

(c)  neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

SECTION 3.22  Insurance.    Section 3.22 of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any Company Subsidiary, affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Company Subsidiary and that (i) have been issued to the Company or any Company Subsidiary or (ii) have been issued to any Person (other than the Company or any Company Subsidiary) for the benefit of the Company or any Company Subsidiary. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 3.22 of the Company Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, any Company Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. To the Knowledge of the Company, the insurance policies listed in Section 3.22 of the Company Disclosure Schedule are placed with financially sound and reputable insurers and, in light of the respective business, operations and Assets and Properties of the Company and the Company Subsidiaries, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets and Properties. Neither the Company, any Company Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

SECTION 3.23  Books and Records.    The minute books and other similar records of the Company and the Subsidiaries as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Parent prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

SECTION 3.24  Real Property.     (a) Section 3.24(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary, (ii) each parcel of real property leased by the Company or any Subsidiary (as lessor or lessee), (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i), and (iv) each title insurance policy applicable to such property.

(b)  Except as disclosed in Section 3.24(a) of the Company Disclosure Schedule, the Company or a Subsidiary has marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens other than Permitted Liens. Except for the real property leased to others referred to in clause (ii) of Section 3.24(a) above, the Company or a Subsidiary is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. To the Knowledge of the Company, each of the Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property owned or leased by them and listed in Section 3.24(a) of the Company Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(c)  The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in clause (ii) of Section 3.24(a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and of each other Person that is a party thereto, and except as set forth in Section 3.24(c) of the Company Disclosure Schedule, there is no, and neither the Company nor any Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any Subsidiary owes any brokerage commissions with respect to any such leased space.

(d)  The Company has delivered to Parent prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property owned by the Company and the Subsidiaries, and (ii) all leases (including any amendments and renewal letters) and all other documents referred to in clause (i) of Section 3.24(d) with respect to the real property leased by the Company and the Subsidiaries.

(e)  Except as disclosed in Section 3.24 (e) of the Company Disclosure Schedule, no tenant or other party in possession of any of the real properties owned by the Company and the Subsidiaries, has any right to purchase, or holds any right of first refusal to purchase, such properties.

(f)  Except as disclosed in Section 3.24 (f) of the Company Disclosure Schedule, the improvements on the real property identified in Section 3.24(a) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

SECTION 3.25  Tangible Personal Property; Investment Assets.    (a) The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Unaudited Financial Statements and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 3.25 (a) of the Company Disclosure Schedule, and to the Knowledge of the Company is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(b)  Section 3.25(b) of the Company Disclosure Schedule describes each Investment Asset owned by the Company or any Subsidiary on the date hereof. Except as disclosed in Section 3.25(b) of the Company Disclosure Schedule, all such Investment Assets are owned by the Company or a Subsidiary free and clear of all Liens other than Permitted Liens.

SECTION 3.26  Bank and Brokerage Accounts; Investment Assets.    Section 3.26 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

SECTION 3.27  No Powers of Attorney.    Except as set forth in Section 3.27 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any powers of attorney or comparable delegations of authority outstanding.

SECTION 3.28  Accounts Receivable.    Except as set forth in Section 3.28 of the Company Disclosure Schedule, the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the Company Audited Financial Statements, and all accounts and notes receivable arising subsequent to the Balance Sheet Date, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are, to the Knowledge of the Company, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Company Audited Financial Statements, and (vi) are not the subject of any Actions or Proceedings brought by or on behalf of the Company or any Subsidiary. Section 3.28 of the Company Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and the Subsidiaries. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a Subsidiary, as the case may be, a perfected security interest in the related collateral, have been taken.

SECTION 3.29  Inventory.    All inventory of the Company and the Subsidiaries reflected on the balance sheet included in the Company Audited Financial Statements consisted, and all such inventory acquired since Balance Sheet Date consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as disclosed in the notes to the Company Audited Financial Statements, all items included in the inventory of the Company and the Subsidiaries are the property of the Company and the Subsidiaries, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by the Company or any Subsidiary on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by any Governmental Authority.

SECTION 3.30  Healthcare Licenses.    Each Hospital is duly licensed by the State in which it is located to operate as a general, acute care hospital for the number of beds set forth in Section 3.30 of the Company Disclosure Schedule. The ancillary departments located at each Hospital which are required to be specifically licensed are, to the Knowledge of the Company, duly licensed by the appropriate state agencies. To the Knowledge of the Company, the Company has all other licenses, permits and approvals which are needed or required by law to operate the business related to or affecting the Hospital. Section 3.30 of the Company Disclosure Statement Schedule sets forth a list and summary description of all known material licenses and permits, franchises, certificates of need and certificate of need applications, trademarks, trade names, service marks, patents, patent applications and copyrights, owned or held by Seller relating to the ownership, development or operations of each Hospital.

SECTION 3.31  Medicare Participation/Accreditation.    Each Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets. Each Hospital is duly accredited by the JCAHO. Except as may be disclosed in Section 3.31 of the Company Disclosure Schedule, the Company has not received any notice from either the Medicare or Medicaid programs of any pending or threatened investigations or surveys. The Company has provided to Parent complete and correct copies of the Company’s Medicare cost reports for each of the Hospitals’ last three complete fiscal years.

SECTION 3.32  Special Healthcare Funds.    None of the Assets and Properties of the Company, or any Company Subsidiary are subject to any liability in respect of amounts received by the Company or any Company Subsidiary for the purchase or improvement of any Assets and Properties of the Company or any Company Subsidiary or, in each case, any part thereof, under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 or under the Hospital Survey and Construction Act of 1944, 42 U.S.C. §§ 292 et seq., as amended (commonly known as the Hill Burton Act).

SECTION 3.33  Medical Staff Matters.    The Company has heretofore provided to Parent true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each Hospital. With regard to the medical staff of each Hospital and except as set forth in Section 3.33 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

SECTION 3.34  Certain Sensitive Payments.    (a) Except as set forth on Section 3.34 of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company, nor anyone acting on behalf of the Company, has made or received any “Sensitive Payments” pertaining to the Hospital, and no such person has maintained any unrecorded cash or non-cash assets out of which any “sensitive” payments might be made. “Sensitive Payments” mean any unlawful (i) payment to or from governmental officials or employees, (ii) commercial bribes or kick-backs, (iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions on behalf of the Company, and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back.

SECTION 3.35  Certain Healthcare Reports and Documents.    The Company has delivered to Parent true and complete copies of all material reports (including cost reports), statements, returns or declarations filed or required to be filed with any governmental entity or agency with respect to any of the Assets which relate to the Company’s Medicare or other cost basis therein (collectively, the “Healthcare Reports”). To the Knowledge of the Company, as of the time or times of filing, each of the Reports was prepared in substantial compliance with all existing laws, rules and regulations pertaining thereto. Except as set forth on Section 3.35 of the Company Disclosure Schedule, (i) the Company has not requested an extension of time in which to file any Healthcare Report which, as of the date hereof, has not been filed; (ii) the Company is not delinquent in the payment of any amounts due under any of the Healthcare Reports or under any other report or filing; (iii) there are no written or, to its Knowledge, threatened proposals for any amounts due by the Company under the Medicare or Medicaid programs; (iv) there are no current, pending or, to its Knowledge, threatened claims, assessments, notices, proposals to assess or audits of the Company with respect to any of the Healthcare Reports or any other report or filing; and (v) to the Knowledge of the Company, all of the Healthcare Reports accurately reflect, in all material respects, the information to be included thereon.

SECTION 3.36  Opinion of Financial Advisor.    The Company has received the opinion of its financial advisor, Harpeth Capital Atlanta, LLC, dated the date hereof, to the effect that, as of such date, the Exchange Fraction is fair to the Company’s shareholders from a financial point of view, and a copy of such opinion has been provided to the Parent.

SECTION 3.37  Brokers or Finders.    No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of the Company is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except for Harpeth Capital Atlanta, LLC financial advisory services, pursuant to that certain financial advisory services agreement dated as of July 30, 2002, a copy of which has been provided to Parent.

SECTION 3.38  Disclosure.    All material facts relating to the Business or Condition of the Company have been disclosed to Parent in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including without limitation the Financial Statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule prepared and signed by Parent and delivered to the Company simultaneously with the execution hereof or as set forth in the Parent SEC Documents, the Parent represents and warrants to the Company that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Parent Disclosure Schedule is identified by reference to a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section.

SECTION 4.1  Organization; Qualification; Charter Documents.    (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets it now owns, leases or operates or purports to own, lease or operate; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified, licensed or in good standing would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)  Parent has heretofore delivered or made available to the Company complete and correct copies of the Charter Documents of Parent and each Parent Subsidiary, as amended to date. All such Charter Documents are in full force and effect, and neither Parent nor any Parent Subsidiary is in violation of any provision of its respective Charter Documents except for breaches which would not materially restrict the ability of Parent to consummate the Merger or would not reasonably be likely to have a Parent Material Adverse Effect.

SECTION 4.2  Subsidiaries and Affiliates.    The Parent Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Parent Subsidiary and the jurisdictions in which each Parent Subsidiary is qualified to do business. The Parent does not own, directly or indirectly, any capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Parent Subsidiary is owned directly or indirectly by the Parent free and clear of all Liens, and is validly issued, fully paid and non-assessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Parent Subsidiary to any person except the Parent. Each Parent Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification, except where the failure to have such power and authority or to be so qualified, licensed or in good standing would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.3  Capitalization.    (a)  The authorized capital stock of the Parent consists of 12,000,000 shares of Common Stock, no par value per share, and 2,000,000 shares of preferred stock. As of the date hereof,

(i)  4,977,592 Parent Shares are issued and outstanding,

(ii)  no Parent Shares are held in the treasury of the Parent or held by any Subsidiary of Parent,

(iii)  no shares of preferred stock are issued and outstanding;

(iv)  999,487 Parent Shares are issuable under outstanding Parent Warrants; and

(v)  801,850 shares are issuable upon the exercise of outstanding Parent Options.

(b)  All the outstanding shares of Parent’s capital stock are, and all of the Parent Shares which may be issued pursuant to the exercise, conversion or exchange of outstanding Parent Derivative Securities into Parent Shares will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and, except as set forth on the Parent Disclosure Schedule, are free of any pre-emptive or other similar rights. There is no Voting Debt of Parent or any Parent Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of Parent authorized, issued or outstanding; (ii) except for Parent Options and Parent Warrants, there are no existing options, warrants, calls, preemptive rights, subscriptions, Parent Derivative Securities or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations (contingent or otherwise) of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Shares, the Convertible Preferred Shares, or the other capital stock of Parent, or any Parent Subsidiary or Affiliate of Parent.

(c)  Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock of Parent or any of the Parent Subsidiaries.

(d)  The Parent Shares to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable and will be free of any preemptive or other similar rights, except as set forth on the Parent Disclosure Schedule.

SECTION 4.4  Authorization; Validity of Agreement; Necessary Action.    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, with respect to Parent, subject in the case of consummation of the Merger to obtaining the Parent Shareholder Approval, to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the Transactions have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or, except with respect to Parent for obtaining the Parent Shareholder Approval and the filing of merger documents as set forth herein, the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights and remedies and general principles of equity.

SECTION 4.5  Board Approvals; Takeover Statutes.    The Parent Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of the Agreement and the Merger are in the best interests of the Parent and its shareholders and, (ii) adopted this Agreement and approved the Merger and the other Transactions, and none of the aforesaid actions by the Parent Board of Directors has been amended, rescinded or modified. The Parent Board of Directors and Merger Sub have taken all necessary action such that OGCL Section 1704 and Section 203 of the DGCL do not, and, unless the Agreement is terminated, shall not in the future, to the extent within its control, apply to this Agreement, the Merger or the other Transactions. To the Knowledge of the Parent, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.6  Consents and Approvals; No Violations.    Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or result in any breach of any provision of the respective articles of association or bylaws or similar organizational documents of Parent or Merger Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, or any of its Subsidiaries or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any Order, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect. Except for the approval by the Parent Shareholders at the Parent Shareholder Meeting or as set out in the Parent Disclosure Schedule, there are no third party consents or approvals required to be obtained under the Parent Agreements prior to the consummation of the Transactions, except where the failure to obtain such consents or approvals would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7  Parent Public Reports and Financial Statements.    Parent has filed, with the SEC, true and complete copies of the Parent SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of the Parent and its consolidated Subsidiaries, comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis during the period involved (except in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments.

SECTION 4.8  No Undisclosed Liabilities.    Except (a) as disclosed in the Parent Financial Statements, (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since the Parent Balance Sheet Date pursuant to the terms of this Agreement, or (ii) incurred pursuant to, or in furtherance of, this Agreement or the Transactions, neither the Parent nor any Parent Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which either (l) would be required by U.S. GAAP to be disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto or (2) would reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.9  Absence of Certain Changes.    Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents filed prior to the date hereof, (i) Parent and each Parent Subsidiary has conducted its respective business only in the ordinary and usual course, (ii) there have not occurred any events, changes, effects or circumstances (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or which would reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect, and (iii) there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (2) any split, combination or reclassification of any of Parent’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Shares upon the exercise of Parent

Options and Parent Warrants awarded prior to the date hereof, (3) (A) any granting by Parent or any of its Subsidiaries to any current or former director, executive officer or other key employee of Parent or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of the date of the date hereof, (B) any granting by Parent or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary course of business, or (C) any entry by Parent or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, other than in the ordinary course of business, (4) except insofar as may have been disclosed in Parent SEC Recording or required by a change in U.S. GAAP, any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business or (5) except insofar as may have been disclosed in Parent Public Reports, any Tax election that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect on Parent or any of its Tax attributes or any settlement or compromise of any income tax liability.

SECTION 4.10  Certain Tax Matters.    Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.11  Litigation.    Except as set forth in Parent’s SEC Documents or in Section 4.11 of the Parent Disclosure Schedule, there is no action, suit, or proceeding by or before any Governmental Authority or, to the Knowledge of Parent, threatened against or involving Parent or any Parent Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parent or any Parent Subsidiary pursuant to this Agreement or in connection with the Transactions, other than, in each case, the outcome of which, individually or in the aggregate, would not (i) reasonably be likely to have a Parent Material Adverse Effect, or (ii) reasonably be likely to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

SECTION 4.12  Compliance with Laws.    Parent and its Subsidiaries are in compliance with each applicable law, rule or regulation of any Governmental Authority which affects the business or Assets and Properties of the Parent and its Subsidiaries respect, except for any matter otherwise covered by this sentence which would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect and no notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or has been filed, commenced or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary alleging any such violation, except for any matter otherwise covered by this sentence which would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, and each of Parent and its Subsidiaries is in compliance with the terms thereof, except where the failure to be in full force and effect or to be in such compliance would not reasonably be likely to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.13  Healthcare Licenses.    Each hospital owned and/or operated by Parent and/or any subsidiary thereof (a “Parent Hospital”) is duly licensed by the State in which it is located to operate as a general, acute care hospital. The ancillary departments located at each Parent Hospital which are required to be specifically licensed are, to the Knowledge of Parent, duly licensed by the appropriate state agencies. To the Knowledge of Parent, Parent has all other licenses, permits and approvals which are needed or required by law to operate the business related to or affecting the Parent Hospital, except where the failure to have such licenses, permits or approvals would not reasonably be likely to have a Parent Material Adverse Effect.

SECTION 4.14  Medicare Participation/Accreditation.    Each Parent Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on the Assets, except where the failure to have such approvals or qualifications would not reasonably be likely to have a Parent Material Adverse Effect Except as may be disclosed in Section 4.14 of the Parent Disclosure Schedule, Parent has not received any notice from either the Medicare or Medicaid programs of any pending or threatened investigations or surveys.

SECTION 4.15  Medical Staff Matters.    With regard to the medical staff of each Parent Hospital and except as set forth in Section 4.16 of the Parent Disclosure Schedule, there are no pending or, to the Knowledge of Parent, threatened disputes with applicants, staff members or health professional affiliates which would be reasonably likely to have a Parent Material Adverse Effect

SECTION 4.16  Certain Sensitive Payments.    Except as set forth on Section 4.16 of the Parent Disclosure Schedule, to the Knowledge of Parent, neither Parent, nor anyone acting on behalf of Parent, has made or received any “Sensitive Payments” pertaining to the Parent Hospital, and no such person has maintained any unrecorded cash or non-cash assets out of which any “sensitive” payments might be made. “Sensitive Payments” mean any unlawful (i) payment to or from governmental officials or employees, (ii) commercial bribes or kick-backs, (iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions on behalf of Parent, and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back.

SECTION 4.17  Certain Healthcare Reports and Documents.    To the Knowledge of Parent, as of the time or times of filing, all material reports (including cost reports), statements, returns or declarations filed or required to be filed with any governmental entity or agency with respect to any of the Assets which relate to Parent’s Medicare or other cost basis therein (collectively, the “Parent Healthcare Reports”) were prepared in substantial compliance with all existing laws, rules and regulations pertaining thereto, except, in each case, where the occurrence, event or failure would not reasonably be likely to have a Parent Material Adverse Effect.

SECTION 4.18   Information to be Supplied.     None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein or in the Listing Application based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

SECTION 4.19   Merger Sub’s Operations.     Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

SECTION 4.20  Opinion of Financial Advisor.     Parent has received the opinion of its financial advisor, Cardinal Advisory, Inc., dated the date hereof, to the effect that, as of such date, the Exchange Fraction is fair to the Company’s shareholders from a financial point of view, and a copy of such opinion has been provided to the Company.

SECTION 4.21   Brokers or Finders.     No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of Parent or Merger Sub is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the Transactions, except for Cardinal Advisory, Inc. for financial advisory services and the rendition of a “fairness” opinion.

ARTICLE V
COVENANTS

SECTION 5.1   Conduct of the Business of Company.     The Company agrees that, except as set forth in the Company Disclosure Schedule, or as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or in the Divestco Disposition agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the earlier of the termination of this Agreement or the Effective Time:

(a)     the Company and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their officers, employees and consultants and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others having significant business relationships with them;

(b)   by way of illustration and not limitation, neither the Company nor any of its Subsidiaries shall:

(i)   make any change in or amendment to the Company’s Charter Documents or increase the number of members on the Company Board of Directors beyond the number in office as of the date of this Agreement;

(ii)   issue, sell, pledge, dispose of or encumber, or authorize to issue or sell, pledge, dispose of or encumber, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants, convertible securities or other rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (A) the issuance of Shares upon the exercise of Company Options and Company Warrants, in each case, outstanding on the date hereof, in accordance with their present terms, (B) the issuance of Shares upon the conversion, exercise or vesting of other Company Derivative Securities outstanding on December 31, 2002, or (C) issuances by a wholly-owned Subsidiary of the Company (other than Divestco) of capital stock to such Subsidiary’s parent, the Company or another wholly-owned Subsidiary of the Company (other than Divestco); or (D) the issuance or sale of Divestco Capital Stock pursuant to a Divestco Disposition.

(iii)   declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities other than intracompany transfers payable by a wholly owned Subsidiary of the Company to the Company in the ordinary course of business consistent with past practice.

(iv)   other than in connection with transactions permitted by Section 5.1(b)(v), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budgets for the Company and its Subsidiaries made available to, and approved by, Parent prior to the date hereof, or (B) not otherwise described in clause (A) which, as to this clause (B), do not exceed $50,000 in the aggregate;

(v)   acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any Assets or Properties (including any equity interests) having a fair market value in excess of $25,000, in the aggregate, other than acquisitions of inventory, supplies, licenses, services and raw materials in the ordinary course of business consistent with past practice;

(vi)   (A) grant any options under the Company Stock Plans or otherwise grant any Company Option, Company Award, or other Company Derivative Security or (B) establish, adopt, enter into or amend any bonus, profit sharing or similar plan, agreement, trust, fund, policy or arrangement, or (C) except in the ordinary course of business consistent with past practice and except to the extent (1) required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or (2) as contemplated by Section 5.1(b)(vi) of the Company Disclosure Schedule with respect to severance payments, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present, former or prospective director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as may be required by law and upon prior written notice to Parent.

(vii)  transfer, lease, license, guarantee, sell, mortgage, pledge, renovate, rehabilitate, dispose of, encumber or subject to any Lien, any assets of the Company or any of its Subsidiaries except for (A) sales of assets or Liens made or granted in the ordinary course of business, and (B) sales of assets which are not, individually or in the aggregate in excess of $25,000.

(viii)  except as required by applicable law or U.S. GAAP and after notice to Parent, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

(ix)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and the disposition of Divestco pursuant to a Divestco Disposition) or any agreement relating to a Company Acquisition Proposal, except as provided for in Section 7.1(c)(iv);

(x)  (A) incur any material indebtedness for borrowed money, issue any debt securities, or assume or guarantee any such indebtedness of another Person (other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company(other than Divestco)) or endorse or otherwise become responsible for the obligations of any Person or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company (other than Divestco), except, in the case of clause (A), for borrowings (1) in the ordinary course of business consistent with past practice, including without limitation borrowings under existing credit facilities in the ordinary course of business consistent with past practice, (2) in connection with the Transactions, or (3) in connection with financing activities relating to any activities described in Section 5.1(b)(x) of the Company Disclosure Schedule;

(xi)  except as required by the preexisting agreements set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option (including any options issued pursuant to the Company Stock Plans or under any Company Award), insurance or other compensation or benefits, or amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities;

(xii)  settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a shareholder’s equity interest in the Company (other than in connection with the severance of employees or the termination of consulting agreements, in each case, as expressly contemplated herein), or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) over $10,000, individually or in the aggregate, other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company furnished to Parent prior to the date of this Agreement; provided, in each case, that any such settlement provides for a complete release of the Company and its Subsidiaries and imposes no obligation on the Company or its Subsidiaries other than the payment of money;

(xiii)  enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company’s or any of its Subsidiaries’ activities, in each case other than with respect to agreements solely as to Divestco pursuant to a Divestco Disposition;

(xiv)  plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, provided, however, that (A) routine employee terminations for cause, (B) terminating of Divestco employees pursuant to a Divestco Disposition, (C) the termination of persons identified in Section 5.1(b)(xiv) of the Company Disclosure Schedule which do not result in the payment to such persons in excess of the amount set forth therein or, if no amount is set forth therein, then not in excess of $10,000 per person without the Parent’s consent, which consent will not be unreasonably refused or delayed in each case, shall not be considered subject to this clause (xiv);

(xv)  knowingly take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a Section 368 Reorganization;

(xvi)  take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its Charter Documents, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company that may be acquired or controlled by Parent or Merger Sub or, except as provided in preexisting agreements set forth on Section 5.1(b)(xvi) of the Company Disclosure Schedule, permit any shareholder to acquire securities of the Company on a basis not available to Parent or Merger Sub in the event that Parent or Merger Sub were to acquire any shares of the Company’s capital stock;

(xvii)  materially modify, amend or terminate any material Contract, including without limitation, Contracts of the type identified in Section 3.20 (a)(x), each of which shall be presumed to be material for purposes of this clause, to which it is a party, or waive any of its material rights or claims except, in each case, in the ordinary course of business consistent with past practice and upon prior written notice to Parent;

(xviii)  make any Tax election or settle or compromise any United States federal, state, local or non-United States Tax liability if the effect thereof would be adverse in any material respect to the Company; or

(xix)  agree, in writing or otherwise, to take any of the foregoing actions.

(c)  The Company shall promptly implement the cost saving measures set forth in Section 5.1(c) of the Company Disclosure Schedule and such other cost savings measures as Parent may reasonably request, which request will not unreasonably refused or delayed.

(d)  The Company shall promptly negotiate and implement the Company debt restructuring outlined in Exhibit 5.1(d) to this Agreement (the “Company Debt Restructuring”). The Company shall use commercially reasonable efforts to inform Parent of the status of such negotiations and shall provide Parent with the opportunity to participate in all negotiations with respect to the Company Debt Restructuring from and to the extent Parent so desires.

SECTION 5.2  Conduct of the Business of Parent.    The Parent agrees that, except as set forth in the Parent Disclosure Schedule, or as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Company (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the earlier of the termination of this Agreement or the Effective Time:

(a)  the Parent and each of its Subsidiaries shall conduct their respective operations in all material respects according to their ordinary and usual course of business consistent with past practice or otherwise which are not reasonably likely to give rise to a Parent Material Adverse Effect and shall use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers, employees and consultants and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others having significant business relationships with them unless the failure to take such actions would not give rise to a Parent Material Adverse Effect;

(b)  the Parent shall not:

(i)  make any change in or amendment to the Parent’s Charter Documents which would give rise to a Parent Material Adverse Effect or which would increase the size of the Board of Directors beyond the number authorized as of the date of this Agreement;

(ii)  declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than (A) dividends payable by a wholly-owned Subsidiary of the Parent to the Parent or another wholly-owned Subsidiary of the Parent, (B) repurchases permitted under any Parent Benefit Plan (not to exceed 5% of Parent’s outstanding capital stock)or (C) participation rights in any capital raising transaction;

(iii)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent, provided that this clause (iii) shall not limit (A) any reincorporation merger of Parent solely to change its jurisdiction of incorporation;

(iv)  take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its Charter Documents, which would, directly or indirectly, restrict or impair the ability of the Company’s shareholders to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of Parent that may be acquired by the Company’s shareholders in the Merger;

(v)  other than pursuant to this Agreement, take any action to cause the Parent Shares to cease to be quoted on the American Stock Exchange unless the Parent Shares are listed on another national securities exchange including the Nasdaq National Market; or

(vi)  agree, in writing or otherwise, to take any of the foregoing actions in this Section 5.2(b), except, in each case, where such actions would not result in a Parent Material Adverse Effect.

(c)  neither the Parent nor any of its Subsidiaries shall knowingly take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a Section 368 Reorganization.

SECTION 5.3  Company Shareholder Meeting; Parent Shareholder Meeting; Preparation of Proxy Statement/ Prospectus.    In furtherance of the transactions contemplated by the Agreement the parties shall cause the following actions to be taken:

(a)  The Company Shareholder Meeting.    The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of the Shares (the “Company Shareholder Meeting”) as soon as reasonably practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger, and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. Except as provided in Section 5.8: (i) the Company Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the “Company Recommendation”), and (ii) neither the Company’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent.

(b)  Parent Shareholder Meeting.    Parent, acting through its Board of Directors, shall, in accordance with applicable, law, duty call, convene and hold a meeting of the holders of Parent Shares (the “Parent Shareholder Meeting”) as soon as reasonably practicable, which Parent Shareholder Meeting may be held after such Company Shareholder Meeting, for the purpose of voting on the Transactions, including the Merger and the issuance of Parent Shares hereunder and Parent agrees that this Agreement and the issuance of Parent Shares hereunder shall be submitted at such meeting. Parent’s Board of Directors shall recommend approval by its shareholders of the Transactions, including the issuance of Parent Shares pursuant to the Merger (the “Parent Recommendation”), and (ii) neither Parent’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Parent Recommendation in a manner adverse to the Company unless there shall have occurred a Company Material Adverse Effect or Parent shall have terminated this Agreement.

SECTION 5.4  Access.    (a) The Company shall (and shall cause each of its Subsidiaries to), upon prior notice to and coordination with the Company’s Chief Executive Officer, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours during the period prior to the Closing Date, to all its management, consultants, accountants, Affiliates, physicians and other healthcare professionals (whether or not employed by the Company), properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent information concerning its business, properties and personnel as Parent may reasonably request for purposes consistent with this Agreement and the Transactions contemplated hereby.

(b)  The Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Company, reasonable access during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (to the extent not available through EDGAR), and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request for purposes consistent with this Agreement and the Transactions contemplated hereby.

(c)  Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party.

SECTION 5.5  Confidentiality.    Information concerning (a) the Company and its Subsidiaries obtained by the Parent and Merger Sub and (b) the Parent and its Subsidiaries obtained by the Company and its Subsidiaries, in each case, through their respective officers, employees, accountants, counsel and other representatives pursuant to Section 5.4 or otherwise, shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Parent dated April 24, 2002 and effective as of that date (the “Confidentiality Agreement”). Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, such Confidentiality Agreement shall terminate upon the Effective Time.

SECTION 5.6  Reasonable Best Efforts.    (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of that party’s and the other parties’ conditions to Closing.

(b)  Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, each party shall use its reasonable best efforts to effect such transfers, amendments or modifications.

(c)  Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Parent nor any of its Subsidiaries shall be required to divest or hold separate any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Parent Material Adverse Effect on Parent or on Parent combined with the Company after the Effective Time, and (ii) for purposes of this Section, neither the Company nor any of its Subsidiaries shall be entitled to divest, nor shall it commit to divest (other than, in each case, Divestco pursuant to a Divestco Disposition), any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a Company Material Adverse Effect on the Company or on the Company combined with the Parent after the Effective Time.

SECTION 5.7  Company Stock Options.    (a) As of the Effective Time, except as set forth in Section 5.7 of the Company Disclosure Schedule, each outstanding Company Employee Stock Option, and any other Company Award outstanding immediately prior to the Effective Time (together, the “Adjusted Options”) shall be cancelled or terminated without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and without any payment by the Company or any of its Subsidiaries of other than nominal consideration or on such other terms as shall be acceptable to Parent.

(b)  As of the Effective Time (i) each outstanding Company Employee Stock Option and each other Company Option, outstanding immediately prior to the Effective Time which is not canceled as provided above, all of which are shown in Section 5.7 of the Company Disclosure Schedule, shall be exchanged for an option (the “Adjusted Options”) to purchase the number of

Parent Shares (rounded to the nearest whole number of Parent Shares), derived by multiplying the number of Shares subject to such Company Employee Stock Option immediately prior to the Effective Time by the Exchange Fraction at an exercise price per share (rounded down to the nearest whole cent), equal to the exercise price for each such Share at which such option was exercisable immediately prior to the Effective Time divided by the Exchange Fraction and all references in each such option to the Company shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of the Company under the Company Stock Plans (the other terms of each Adjusted Option, and the plans under which they were issued, shall continue to apply in accordance with their terms, subject to Section 5.7(c)).

(c)  Prior to the Effective Time of the Merger, the Company shall cause each holder of a Company Option, which option was not a Company Employee Stock Option, to agree that notwithstanding anything to the contrary in any Employee Benefit Plan or Company Award, the term of the Adjusted Options for such options shall not exceed three years from the Effective Time.

(d)  Parent shall (i) reserve for issuance the number of Parent Shares that will become subject to the Adjusted Options, and (ii) issue or cause to be issued the appropriate number of Parent Shares pursuant to such Adjusted Options, upon the exercise or maturation of rights existing thereunder.

SECTION 5.8  Company Warrants.    (a) As of the Effective Time, each outstanding Company Warrant identified in Section 5.8 of the Company Disclosure Schedule, and any other Company Warrant outstanding immediately prior to the Effective Time (together, the “Company Warrants”) shall be cancelled or terminated (i) without further liability or obligation on the part of the Company, Parent, Merger Sub or the Surviving Corporation and (ii) without any payment by the Company or any of its Subsidiaries of other than nominal consideration or on such other terms as shall be acceptable to Parent, except that the Heller Warrant shall be cancelled in exchange for the New Heller Warrant as provided below.

(b)  As of the Effective Time the outstanding Heller Warrant identified in Section 5.8 of the Company Disclosure Schedule to purchase 144,683 shares of the Company shall be exchanged for a New Heller Warrant to purchase an aggregate maximum of 26,723 Parent Shares at an exercise price per Parent Share equal to $0.01 per share. Such New Heller Warrant shall be exercisable for three (3) years from the Effective Date and if not exercised in such period shall be void. Such New Heller Warrant shall be substantially in such form as shall be acceptable to Parent, in its sole discretion.

(c)  Parent shall (i) reserve for issuance the number of Parent Shares that will become subject to the New Heller Warrant, and (ii) issue or cause to be issued the appropriate number of Parent Shares pursuant to such New Heller Warrant, upon the exercise or maturation of rights existing thereunder.

SECTION 5.9  No Solicitation by the Company.    (a) Neither the Company nor any Company Subsidiary shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company and each Company Subsidiary, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), not to), directly or indirectly, knowingly encourage, solicit, participate in (except for incidental, immaterial contact not willfully initiated and promptly terminated once the prohibited nature of such contact is known) or initiate discussions or negotiations with, or provide any information to, (except for incidental, non-material information provided as a result of incidental, immaterial contact not willfully initiated and promptly terminated after the prohibited nature of such contact is known), any Person or group (other than Parent, any of its Affiliates or representatives) concerning any Company Acquisition Proposal, except that nothing contained in this Section 5.9(a) or any other provision hereof shall prohibit the Company, its Representatives or the Company Board of Directors from (i) taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to make such disclosures would be contrary to its obligations under applicable law, provided that the Company may not, except as permitted by Section 5.9(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the approval of the Merger and this Agreement at the Company Shareholders Meeting (or, if the Merger has not been consummated within thirty (30) days after the Company Shareholders Meeting (except by reason of the Company’s failure to fulfill any obligation under this Agreement), such actions occur more than thirty (30) days after the Company Shareholder Meeting), the Company or its Representatives may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning a Company Acquisition Proposal if such proposal is a Company Superior Proposal not solicited in violation of this Agreement. A Company Acquisition Proposal will be a Company Superior Proposal only if:

(x)  a Person has, on an unsolicited basis, submitted a written proposal to the Company Board of Directors relating to any Company Acquisition Proposal which the Board determines in good faith (based on the advice of a financial adviser of nationally recognized reputation) to be reasonably capable of being completed on substantially all of the terms proposed and to be more materially favorable to the Company and its shareholders and to be a proposal for which financing, to the extent required, is then committed or which in the good faith judgment of the Company Board of Directors, is reasonably capable of being obtained by such Person; and

(y)  the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is required to act in a manner consistent with the Board’s fiduciary duties to the Company’s shareholders under applicable law.

(b)  The Company shall, as promptly as possible (and in no event later than twenty-four (24)) hours notify Parent, orally and in writing, of the existence of any Company Acquisition Proposal, or any modification of or amendment to any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, and the Company will immediately communicate to Parent, orally and in writing, the terms of any Company Acquisition Proposal, modification or request which it may receive, the identity of the party making such Company Acquisition Proposal, modification or request, and copies of all information considered by the Company in determining that the Company Acquisition Proposal constitute a Company Superior Proposal and whether the Company is providing or intends to provide the Person making the Company Acquisition Proposal, modification or request with access to information concerning the Company, and will immediately provide to Parent copies of any written materials received by the Company describing or stating such Company Acquisition Proposal. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

(c)  Except as set forth in this Section 5.9(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Company Acquisition Proposal, or (iii) enter into any agreement with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Company Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Company Superior Proposal, or enter into an agreement with respect to a Company Superior Proposal, and may terminate this Agreement in order to concurrently enter into an agreement with respect to such Company Superior Proposal, in each case at any time after the tenth (10th) Business Day following delivery to Parent of written notice from the Company advising Parent that the Company Board of Directors has received a Company Superior Proposal which it intends to accept, specifying the material terms and conditions of such Company Superior Proposal, and identifying the Person making such Company Superior Proposal, but only if the Company shall have caused its financial and legal advisors to, if requested by the Parent, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and, at the end of such ten (10) Business Day period, the Company Board of Directors, in good faith continues reasonably to believe, that the Company Acquisition Proposal constitutes a Company Superior Proposal.

SECTION 5.10  Publicity.    The initial press release with respect to the execution of this Agreement shall be a press release prepared by Parent and reasonably acceptable to the Company, whose consent shall not be unreasonably delayed or refused. Thereafter, until the Effective Time or the date the Transactions are terminated or abandoned pursuant to Article VII, neither the Company nor its Affiliates shall issue any press release without the consent of Parent, which consent shall not unreasonably refused or delayed, and Parent shall use its reasonable best efforts to consult with the Company prior to Parent or any of its respective Affiliates issuing or causing the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions, except for references to earlier releases or announcements and except as may be required by law or by any listing agreement with a national securities exchange or trading market.

SECTION 5.11  Notification of Certain Matters.    Each of the Company and the Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty contained in this

Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.12  State Takeover Laws.    If any state takeover statute becomes or is deemed to become applicable to the Agreement, the acquisition of Shares or the related voting power pursuant to the Merger or the other Transactions, the Company and the Parent shall take all action necessary to render such statute inapplicable to all of the foregoing.

SECTION 5.13  Tax and Accounting Treatment.    (a) Prior to the Effective Time, each party shall use its reasonable best efforts to cause the Merger to qualify as a Section 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify.

(b)  Each of the Parent and the Company shall cooperate with each other in obtaining the opinion of Stokes Bartholomew Evans & Petree, P.A., counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of the Company and the Parent shall deliver to Stokes Bartholomew Evans & Petree, P.A. customary representation letters in form and substance reasonably satisfactory to such counsel, and the Company shall obtain any representation letters from appropriate shareholders and shall deliver any such letters obtained to Stokes Bartholomew Evans & Petree, P.A. (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”).

(c)  Parent shall not take, and, after the Merger, Parent shall cause the Company not to take, any position with respect to Taxes that is inconsistent with the treatment of the Merger as a Section 368 Reorganization.

SECTION 5.14  Healthcare Approvals.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, qualifications, consents, waivers, variances, exemptions, orders, approvals and authorizations of all Governmental Entities under all Healthcare Laws which are necessary in connection with the consummation of the transactions contemplated by this Agreement (where required to be made or obtained prior to or after the Effective Time) (all of the foregoing, collectively “Healthcare Approvals”) and to comply with the terms and conditions of all such Healthcare Approvals. Each of the Company and Parent shall use all commercially reasonable efforts to, and to cause their respective officers, directors and affiliates to file within 15 days after the date hereof, and in all events shall file within 15 days after the date hereof, all required initial applications and documents in connection with obtaining the Healthcare Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and Company shall have the right to review in advance, subject to the Confidentiality Agreement, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. The Company and Parent agree to promptly advise each other upon receiving any communication from any Governmental Entity which causes such party to believe that there is a reasonable likelihood that any Healthcare Approval required from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(b)  Nothing in Section 5.14 (a) shall obligate Parent to take any action which would require the voluntary surrender, forfeiture or other termination by Parent of a Healthcare Approval then held by Parent or any of its subsidiaries if Parent determines in good faith that it is inadvisable to do so.

SECTION 5.15  Merger Sub Compliance.    Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

SECTION 5.16  Control of Other Party’s Business.    Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the Parent’s operations prior to the Effective Time. Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

SECTION 5.17  American Stock Exchange Listing.    The Parent shall use its best efforts to cause the Parent Shares issuable to the Company’s shareholders and the Parent Shares underlying the Adjusted Options and Company Warrants as contemplated by this Agreement to be approved for quotation on the American Stock Exchange or such other principal stock exchange or market on which the Parent Shares are then listed or quoted prior to the Closing Date.

SECTION 5.18  Affiliate Letters.    The Company has or shall within ten (10) days hereof, deliver to Parent Affiliate Agreements in the form of Exhibit 5.18 attached hereto executed by each person who may reasonably be deemed an “affiliate” of the Company (within the meaning of Rule 12b-2 of the Exchange Act).

SECTION 5.19  Divestco Disposition.    The Company shall divest Divestco pursuant to a Divestco Disposition no later than immediately prior to the Effective Time.

SECTION 5.20  Resignation of Directors and Officers.    The Company shall use commercially reasonable efforts to cause such of the officers, directors and managers of the Company and its acquired subsidiaries as Parent may request to resign their positions as such as of the Effective Time.

SECTION 5.21  Limits on Indebtedness.    As of the Effective Time, the total Indebtedness of the Company shall not exceed the amounts contemplated by Section 6.1(p).

SECTION 5.22  Governance Matters.    Prior to the Effective Time, the Board of Directors of Parent shall take all necessary action to appoint Gene E. Burleson (“Burleson”) to serve as a member of the Board of Directors of Parent, effective as of the Effective Time of the Merger, for a standard term (currently two (2) years) or, until the first annual meeting of the shareholders of Parent following the Effective Time in which later event Parent shall nominate and recommend the election of Burleson for election at the first annual meeting of the shareholders for a standard term. In the event Burleson shall be unwilling or unable to serve, whether as a result of resignation, removal, incapacity, death or otherwise, in each case prior to his appointment or election as a director of Parent at the Parent Shareholder Meeting, then Parent shall appoint another individual acceptable to Parent and the Company to serve as a director of Parent as of the Effective Time of the Merger in the same manner as Burleson and, if such appointment shall be before the Parent Shareholder Meeting, Parent shall use commercially reasonable efforts to nominate and recommend the election of such replacement person for election as of the Effective Time of the Merger at such Parent Shareholder Meeting but shall not be obligated to delay the Parent Shareholder Meeting to accomplish such results.

SECTION 5.23  Indemnification; D&O Insurance.    (a) The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability no less favorable than the provisions set forth in Parent’s articles of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that in the aggregate would have a material adverse effect on the rights thereunder of individuals who, on or prior to the Effective Time, were (i) directors or executive officers (the “Indemnified Parties”) of the Company or its Subsidiaries, and (ii) were entitled to mandatory indemnification under the Company’s certificate of incorporation and bylaws, unless such modification is required by law; provided that no indemnification shall be required if it is determined that such Person is not entitled to indemnification under the terms thereof, or (A) as a matter of law or public policy, (B) as a result of a determination that such Indemnified Party breached his fiduciary duties with respect to his duty of loyalty, (C) because such Person acted or failed to act other than in good faith, or (D) because such person’s actions or failure to act involved intentional misconduct or a knowing violation of law, or (E) such Person’s action or failure to act was in connection with a transaction from which the Indemnified Party derived an improper personal benefit.

(b)  The Company shall use commercially reasonable efforts to maintain in effect through the Effective Time: (i) the Company’s current directors’ and officers’ liability insurance or other directors’ and officers’ liability insurance with a reputable and financially sound insurer that provides coverage that is no less favorable than the Company’s current policy, in each case, covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, and (ii) the Company’s current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any Company Benefit Plan.

SECTION 5.24  Net Working Capital; Hospital-Level EBITDA.    (a) Section 5.24(a) of the Company Disclosure Schedule sets forth a test calculation of the Company’s Net Working Capital as of the Balance Sheet Date. Within five (5) Business Days after the execution of this Agreement, and thereafter, not later than the twentieth (20th) Business Day of each month after the month in which this Agreement is executed, the Company shall furnish Parent with a calculation of the Company’s Net Working Capital as of the end of the preceding month (the “Net Working Capital Test Date”). Not later than seven (7) Business Days after the Closing Date, the Company shall deliver a Net Working Capital calculation (the “Closing Net Working Capital”) reflecting actual Net Working Capital as of the Closing Date. Except as expressly contemplated by this Agreement, the calculation of Closing Net Working Capital hereunder shall be made in accordance with GAAP and with the calculation methodology set forth in Section 5.24(a) of the Company Disclosure Schedule.

(b)  Section 5.24(b) of the Company Disclosure Schedule sets forth a test calculation of the Company’s Hospital-Level EBITDA as of the twelve-month period ended August 31, 2002. Within five (5) Business Days after the execution of this Agreement, the Company shall furnish Parent with the calculation of the Company’s Hospital-Level EBITDA for the initial Hospital-Level EBITDA Test Period. Thereafter, not later than the twentieth (20th) day of each month after the month in which this Agreement is executed, the Company shall furnish Parent with the calculation of the Hospital-Level EBITDA for the applicable Hospital-Level EBITDA Test Period. Not later than seven (7) Business Days after the Closing Date, the Surviving Corporation shall deliver a closing Hospital-Level EBITDA calculation (the “Closing Hospital-Level EBITDA”) reflecting actual Hospital-Level EBITDA for the 365 days prior to and through the Closing Date as of the Closing Date. Except as expressly contemplated by this Agreement, the calculation of Hospital-Level EBITDA hereunder shall be made in accordance with GAAP and with the calculation methodology set forth in Section 5.24(b) of the Company Disclosure Schedule.

(c)  At each Net Working Capital Test Date and at the Closing, the Net Working Capital determined pursuant to subparagraph (a) above shall be compared to a benchmark Net Working Capital of negative $150,000, with any difference between actual Net Working Capital and such benchmark being referred to herein as the “Net Working Capital Difference.” If Net Working Capital is a deficit amount, and such deficit amount exceeds $150,000, then the Net Working Capital Difference shall be expressed as a positive number. If Net Working Capital is a deficit amount, and such deficit amount is less than $150,000, or if Net Working Capital is zero or a positive amount, then the Net Working Capital Difference shall be expressed as a negative number. Also, for each Hospital-Level Test Period and at the Closing, the Hospital-level EBITDA determined pursuant to subparagraph (b) above shall be compared to a benchmark Hospital-level EBITDA of $2,725,000, with any difference between actual Hospital-Level EBITDA and such benchmark being referred to herein as the “Hospital-Level EBITDA Difference.” If Hospital-level EBITDA is less than $2,725,000, then the Hospital-level EBITDA Difference shall be expressed as a positive number. If Hospital-Level EBITDA is greater than $2,725,000, then the Hospital-Level EBITDA Difference shall be expressed as a negative number.

(d)  If, based on the Closing Hospital-Level EBITDA and the Closing Net Working Capital, the sum of the Net Working Capital Difference and the Hospital-Level EBITDA Difference (the “Shortfall”) is less than or equal to $150,000, then the Surviving Corporation will promptly (but in no event later than three (3) Business Days after the determination of both Closing Hospital-Level EBITDA and Closing Net Working Capital) fund the Divestco Contingent Capital Contribution to Divestco pursuant to Section 8.2 of the Divestco Disposition Agreement. If the Shortfall is greater than $150,000, then the Surviving Corporation shall have no obligation to fund the Divestco Contingent Capital Contribution.

(e)  The Company will provide Parent, contemporaneously with each Net Working Capital calculation and each Hospital-Level EBITDA calculation, full and complete access to all Hospital financial information and working papers with respect to such calculations and the opportunity to review and discuss the calculation of such financial measurements with such Company personnel and others as Parent shall deem appropriate prior to the formal submission of such calculations to Parent.

ARTICLE VI
CONDITIONS

SECTION 6.1  Conditions Precedent to Obligations of Parent and Merger Sub.    The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time, of each of the following conditions:

(a)  Shareholder Approvals.    Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b)  Antitrust Approvals.    All waiting periods (and any extension thereof), if any, under the HSR Act applicable to the Merger shall have expired or been terminated, and all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made by the parties hereto with any Governmental Entity pursuant to the HSR Act shall have been obtained or made;

(c)  No Injunction or Restraints.    No preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, restricts or enjoins the consummation of the Merger, provided, however, that, in the case of an injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may have been entered;

(d)  Statutes.    No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal;

(e)  No Material Adverse Effect.    Since the date hereof, no event shall have occurred that has had, or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(f)  American Stock Exchange Listing.    The Parent Shares to be issued in the Merger and the Parent Shares underlying the Adjusted Options and Company Warrants shall have been authorized for quotation on the American Stock Exchange following the due issuance thereof;

(g)  Registration Statement.    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(h)  Representations and Warranties True.    (i) Each of the representations and warranties of the Company contained herein shall have been true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality or is qualified by reference to a Company Material Adverse Effect such statement shall be true and correct in all respects giving effect to such standards or determination as to Company Material Adverse Effect, as the case may be) when made and on and as of the Closing Date, except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date, as if made on and as of such date, and (ii) the failure of any representations and warranties of the Company contained in this Agreement to be true and correct (disregarding for purposes of this Section 6.1(h)(ii), all qualifications therein which reference a Company Material Adverse Effect or other standard of potential exclusion) shall not have, or be reasonably likely to have, in the aggregate, a Company Material Adverse Effect;

(i)  Performance.    The Company shall have performed or complied in all respects with all agreements, covenants and undertakings (or, if any such agreement, covenant or undertaking is qualified as to materiality then the Company shall have performed or complied with such agreement or covenant or undertaking in all respects in accordance with its terms) contained herein required to be performed or complied with by it prior to or at the time of the Closing;

(j)  Compliance Certificate.    The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Section 6.1(h) and Section 6.1(i);

(k)  Lock Up Agreements.    Parent and each Significant Shareholder shall have entered into a Lock Up Agreement and such Agreement shall be in full force and effect as of the Effective Time.

(l)  Consents Obtained.    All (i) consents identified in Section 3.7 of the Company Disclosure Schedule have been obtained, and (ii) other consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not, individually or in the aggregate with all other such failures, have a Company Material Adverse Effect.

(m)  Divestco Divestiture Completed.    The Company shall have completely effected the divesture of Divestco pursuant to a Divestco Disposition.

(n)  Appraisal Rights.    Holders of no more than 6.0% of the Shares shall have demanded or exercised or delivered to Company at any time before the Effective Time of the Merger timely written notice of such holder’s intent to demand or exercise appraisal rights with respect to the Merger in accordance with the TBCA, unless such holder shall have lost his or her right to such payment.

(o)  Company Debt Restructure.    The Company’s outstanding Indebtedness shall have been restructured in compliance with all of the terms outlined in Exhibit 5.8, each of which terms shall be deemed material.

(p)  The amount of Indebtedness as of the Effective Date shall not exceed the following:

(i)  $8,880,000 in the case of Indebtedness owed under the Heller Loan Agreement and immediately after the Effective Date under the New Heller Loan Agreements;

(ii)  $912,000 in Indebtedness in the form of capitalized leases and other long term debts and liabilities;

(iii)  $1,650,000 in Indebtedness in the form of guarantees of overline letters of credit; and

(iv)  any Indebtedness constituting contingent payment obligations not to exceed the amounts as described in Section 6.1(p) of the Company Disclosure Schedule reduced by any payments thereon subsequent to the date of this Agreement.

The amount of Indebtedness and the amount of Trade Payables, in each case as of the Effective Date, shall be certified in an officer’s certificate signed by the chief executive officer of the Company and delivered to Parent at Closing. Such certificate shall identify the aggregate amount of Indebtedness and the aggregate amount of such Trade Payables, the amount of Indebtedness subject to the limits set forth above, whether any such Indebtedness or Trade Payables are in default or past due. Neither the Company nor any Company Subsidiary shall be in violation or breach of, or default under, the terms of any Indebtedness or which, with notice or lapse of time or both, would be in violation or breach of, or default under, the terms of such Indebtedness, nor shall any other Person be in violation or breach of, or default under, the terms of any Indebtedness or which, with notice or lapse of time or both, would be in violation or breach of, or default under, the terms of such Indebtedness which shall constitute Indebtedness under Section 6.1(p)(iv) of the Company Disclosure Schedule, except for immaterial breaches or defaults with respect to Indebtedness under clauses (ii) and (iv) where the amount of such Indebtedness with respect to which a violation or breach exists does not exceed $10,000, either individually or in the aggregate with any other Indebtedness with respect to which Healthmont is in default or breach of its obligations thereunder and so long as any one or more of such breaches or violations with respect to Indebtedness, either individually or along with any default or breach with respect to any Trade Payables, does not result in any cross default under any Indebtedness of the Company.

(q)  The Heller Loan Documents shall have been amended, restated or superceded by new loan documents, whether with Heller or one or more other financial institutions, containing the terms set forth in Exhibit 6.1(a) or such other terms as Parent shall agree are no less favorable to Parent and HealthMont and the Surviving Corporation than those set forth in the existing Heller Loan Documents as modified by those terms set forth in Exhibit 6.1(q).

(r)  Tax Opinion.    The Parent shall have received an opinion of Stokes Bartholomew Evans & Petree, P.A. in form and substance reasonably satisfactory to the Company on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a Section 368 Reorganization, and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the Tax Certificates.

SECTION 6.2  Conditions Precedent to Obligations of the Company.    The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time, of each of the following conditions:

(a)  Shareholder Approvals.    Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b)  Antitrust Approvals.    All waiting periods (and any extension thereof), if any, under the HSR Act applicable to the Merger shall have expired or been terminated, and all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made by the parties hereto with any Governmental Entity pursuant to the HSR Act shall have been obtained or made;

(c)  No Injunction or Restraints.    No preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign governmental or regulatory agency, body or authority and be in effect at the Effective Time which prohibits, restrains, restricts or enjoins the consummation of the Merger, provided, however, that, in the case of an injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may have been entered;

(d)  Statutes.    No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal;

(e)  No Material Adverse Effect.    Since the date hereof, no event shall have occurred that has had, or would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(f)  American Stock Exchange.    The Parent Shares to be issued in the Merger and the Parent Shares underlying the Adjusted Options and Company Warrants shall have been authorized for quotation on the American Stock Exchange following the due issuance thereof;

(g)  Registration Statement.    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(h)  Representations and Warranties True.    (i) Each of the representations and warranties of the Parent contained herein shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality or is qualified by reference to a Parent Material Adverse Effect, such statement shall be true and correct in all respects, giving effect to such standards or determination as to Parent Material Adverse Effect, as the case may be) when made and on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), as if made on and as of such date, and (ii) the failure of any representations and warranties of the Parent contained in this Agreement to be true and correct disregarding for purposes of this Section 6.2(h)(ii), all qualifications therein which reference a Parent Material Adverse Effect), shall not have, or be reasonably likely to have, in the aggregate, a Parent Material Adverse Effect;

(i)  Performance.    Parent shall have performed or complied in all material respects with all material agreements, undertakings and covenants (or, if any such agreement, covenant or undertaking is qualified as to materiality then the Company shall have performed or complied with such agreement or covenant or undertaking in all respects) contained herein required to be performed or complied with by it prior to or at the time of the Closing;

(j)  Compliance Certificate.    Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Section 6.2(h) and Section 6.2(i);

(k)  Consents Obtained.    All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and theconsummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not, individually or in the aggregate with all other such failures, have a Parent Material Adverse Effect; and

(l)  Tax Opinion.    The Company shall have received an opinion of Stokes Bartholomew Evans & Petree, P.A. in form and substance reasonably satisfactory to the Company on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a Section 368 Reorganization and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the Tax Certificates;

SECTION 6.3  Frustration of Closing Conditions.    Neither the Parent nor the Company may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.6.

SECTION 6.4  Conditions Not Otherwise a Limitation of Rights.    For the avoidance of doubt, the parties expressly agree that in the case of Parent a failure of, or impossibility of performance of, any condition set forth in Section 6.1(h) or Section 6.1(i) shall constitute a breach of the representations and warranties of Parent and that in the case of the Company a failure of, or impossibility of performance of, any condition set forth in Section 6.2(h) or Section 6.2(i) shall constitute a breach of the representations and warranties of the Company which, in each case, shall entitle the parties to exercise their respective rights in connection therewith under this Agreement.

ARTICLE VII
TERMINATION

SECTION 7.1  Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

(a)  by mutual written consent duly authorized by the respective Boards of Directors of Parent and the Company; or

(b)  by Parent:

(i)  if, prior to the Effective Time, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in clause (h) or (i) of Section 6.1, which is not cured within thirty (30) days after written notice thereof or isincapable of being cured by the Company, or (B) has not been waived by Parent pursuant to the provisions hereof;

(ii)  if the Company breaches its obligations under Section 5.9;

(iii)  if at the Company Shareholder Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained;

(iv)  if at the Parent Shareholder Meeting (including any adjournment or postponement thereof) the Parent Shareholder Approval shall not have been obtained;

(v)  if Parent pays the Regular Termination Fee and the Expenses of the Company (as liquidated damages and as the Company’s sole and exclusive remedy for such termination); or

(vi)  if at any time (A) trading or quotation in any of the Parent’s securities shall have been suspended or limited by the SEC or by the American Stock Exchange, or trading in securities generally on the American Stock Exchange, the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the NASD; (B) a general banking moratorium shall have been declared by any federal or state authorities; (C) there shall have occurred any outbreak or escalation of national or international hostilities war, material U.S. military activity, a significant act or acts of domestic or international terrorism, whether or not similar to the events of September 11, 2001, or any crisis or calamity, or any change in the United States or international financial markets, or any U.S. or international political, financial or economic conditions, as in the reasonable good faith judgment of Parent is a material adverse development which makes it materially impracticable, inadvisable or imprudent for Parent and Merger Sub to continue with the Merger or to consummate the Merger; or (D) the Company or any Subsidiary shall have sustained an uninsured loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Parent may impair the value of the Assets and Properties of the Company and its Subsidiaries (other than Divestco) or may interfere materially with the conduct of the business and operations of the Company or such Subsidiary (other than Divestco).

(c)  by the Company:

(i)  if, prior to the Effective Time, Parent or Merger Sub has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in clauses (h) and (i) of Section 6.2, which is not cured within thirty (30) days after written notice thereof or is incapable of being cured by the Parent; or (B) has not been waived by the Company pursuant to the provisions hereof;

(ii)  in accordance with Section 5.9(c); provided, that, in order for the termination of this Agreement pursuant to this Section 7.1(c)(ii), to be deemed effective, the Company shall have complied with all provisions contained in Section 5.9 and Section 7.3, including the payment of the Regular Termination Fee, the Special Termination Fee and the Expenses of Parent and Merger Sub as provided therein;

(iii)  if at the Company Shareholder Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained;

(iv)  if at the Parent Stockholder Meeting (including any adjournment or postponement thereof) the Parent Shareholder Meeting shall not have been obtained.

(d) by either Parent or the Company:

(i)  if the Effective Time of the Merger has not occurred on or prior to January 31, 2003 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date; or

(ii)  if any court of competent jurisdiction or any Governmental Entity having authority with respect thereto shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable and prior to such termination and subject to the exclusions under Section 5.6(c), the parties shall have used reasonable best efforts to resist, resolve, or lift, as applicable, such judgment, injunction, order or decree.

SECTION 7.2  Effect of Termination.    In the event of termination of this Agreement by Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors (except as set forth in Section 3.37, Section 4.21, Section 5.5, this Section 7.2, Section 7.3, Section 9.3, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.9 and Section 9.10, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 or in Section 7.3 shall relieve any party hereto from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3  Payment of Certain Fees and Expenses.    (a) Except as set forth in this Section 7.3, all fees and expenses incurred by Parent and/or Merger Sub in connection with this Agreement and the Transactions contemplated hereby shall be paid by Parent and/or Merger Sub, and all fees and expenses incurred by the Company in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Company, in each case, whether or not the Merger is consummated.

(b)  If this Agreement is terminated by Parent in accordance with Section 7.1(b)(i) or Section 7.1(b)(ii) as a result of a knowing or willful breach by the Company or in accordance with Section 7.1(b) (iii), then the Company shall pay to Parent the Regular Termination Fee and the Expenses of Parent and Merger Sub; provided, however, that if the Company shall enter into an agreement with respect to a Company Superior Proposal within six months of the Termination Date, the Company shall also pay Parent the Special Termination Fee. If this Agreement is terminated by Parent in accordance with Section 7.1(b)(i) hereof as a result of a non-willful breach by Company, then except as otherwise provided above, the Company shall pay to Parent the Expenses of Parent and Merger Sub.

(c)  If this Agreement is terminated by Parent in accordance with Section 7.1(b)(v), then Parent shall pay to Company the Regular Termination Fee and the Expenses of the Company (as liquidated damages and as the Company’s sole and exclusive remedy for such termination).

(d)  If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) as a result of a knowing or willful breach by Parent or in accordance with Section 7.1(c)(iv), then Parent shall pay to the Company the Regular Termination Fee and the Expenses of the Company. If

this Agreement is terminated by the Company in accordance with Section 7.1(c)(i) as a result of a non-willful breach by Parent, then Parent shall pay the Company its Expenses. If this Agreement is terminated by the Company in accordance with Section 7.1(c)(ii), then the Company shall pay to Parent the Regular Termination Fee, the Special Termination Fee and the Expenses of the Parent and Merger Sub.

(e)  The parties acknowledge that the agreements contained in Section 7.3(b) Section 7.3(c), and Section 7.3(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement.

(f)  Any payment of an applicable Termination Fee and/or applicable Expenses pursuant to this Section 7.3 shall be made as follows:

(1) in the case of either a termination by Parent pursuant to Section 7.1(b)(i) involving a willful breach or Section 7.1 (b) (ii), the Regular Termination Fee will be paid to Parent within one Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment and, if applicable, the Special Termination Fee shall be paid promptly after the execution by the Company of a definitive agreement with respect to a Company Superior Proposal;

(2)  in the case of a termination by Parent pursuant to Section 7.1(b)(i) not involving a willful breach, the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment;

(3)  in the case of a termination by Parent pursuant to Section 7.1(b)(iii), the Regular Termination Fee will be paid to Parent in twelve equal monthly installments, beginning on the fifth (5th) Business Day after termination of this Agreement, plus interest on the unpaid balance at a simple rate of interest of 6% per year, beginning on the fifth (5th) Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment.

(4)  in the case of a termination by Parent pursuant to Section 7.1(b)(v), the Regular Termination Fee will be paid by Parent to the Company in twelve equal monthly installments beginning on the fifth (5th) Business Day after termination of this Agreement, plus interest on the unpaid balance at a simple rate of interest of 6% per year beginning on the fifth Business Day after termination of this Agreement.

(5)  in the case of a termination by the Company pursuant to Section 7.1(c)(i) involving a willful breach, the Regular Termination Fee will be paid to Company within one Business Day after termination of this Agreement and Parent will pay the Expenses of the Company promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment.

(6)  In the case of a termination by the Company pursuant to Section 7.1(c)(i) involving a non-willful breach, Parent will pay the Expenses of the Company promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment.

(7)  in the case of a termination by the Company pursuant to Section 5.9(c) and Section 7.1(c)(ii), the Regular Termination Fee and the Special Termination Fee will be paid to Parent within one (1) Business Day after termination of this Agreement and the Expenses of Parent and Merger Sub shall be paid promptly and in no event later than five (5) Business Days after the submission of such Expenses for payment.

(8)  in the case of a termination by the Company pursuant to Section 7.1 (c)(iv), the Regular Termination Fee will be paid to the Company in twelve equal monthly installments, beginning on the fifth (5th) Business Day after termination of this Agreement, plus interest on the unpaid balance at a simple rate of interest of 6% per year, beginning on the fifth (5th) Business Day after termination of this Agreement and the Expenses of the Company shall be paid promptly and in no event later than five Business Days after the submission of such Expenses for payment.

(g)  If either party fails to pay to (or reimburse) the other party any fee or expense due hereunder (including any Termination Fee), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Bank of America from the date such fee was required to be paid to the date it is paid.

ARTICLE VIII
DEFINITIONS AND INTERPRETATION

SECTION 8.1  Definitions.    For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Adjusted Net Income” means, with reference to any Hospital-Level EBITDA Test Period, the net income (or loss) of the Hospitals for such period (taken as a cumulative whole), as determined in accordance with U.S. GAAP, after eliminating (i) all offsetting debits and credits between the Hospitals, on the one hand, and Divestco or the Company, on the other hand, and (ii) all other items required to be eliminated in the course of the preparation of financial statements of the Hospitals in accordance with U.S. GAAP, provided that there shall be excluded from Adjusted Net Income:

(a)  the income (or loss) of any Person accrued prior to the date such Person becomes a wholly owned subsidiary of, or is merged into or consolidated with, a Hospital, and the income (or loss) of any Person, substantially all of the assets of which have been acquired by a Hospital in any manner, realized by such other Person prior to the date of such acquisition;

(b)  the income (or loss) of any Person in which a Hospital has an ownership interest, except to the extent that any such income has been actually received by a Hospital in the form of cash dividends or similar cash distributions;

(c)  the undistributed earnings of any subsidiary of any Hospital to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary;

(d)  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such Hospital-Level EBITDA Test Period;

(e)  any aggregate net gain (but not any aggregate net loss) during such Hospital-Level EBITDA Test Period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current, all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities);

(f)  any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets);

(g)  any gain (but not any loss) arising from the acquisition of any security or the extinguishment, under U.S. GAAP, of any indebtedness of either Hospital;

(h)  any net income (but not any aggregate net loss) during such Hospital-Level EBITDA Test Period from (i) any change in accounting principles in accordance with U.S. GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with U.S. GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof; and

(i)  any portion of Net Income attributable to the resolution of any audit, investigation or other adjustment under or with respect to any Healthcare Reimbursement Contract or Program or Healthcare Report with respect to any period prior to the applicable Hospital-Level EBITDA Test Period.

“Adjusted Option” shall have the meaning set forth in Section 5.7.

“Affiliate” shall mean any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” or “this Agreement” shall mean this Agreement and Plan of Merger, together with the Exhibits hereto and the Parent Disclosure Schedule and the Company Disclosure Schedule.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of five percent (5%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Balance Sheet” shall mean the most recent audited balance sheet of the Company and its consolidated subsidiaries included in the Company Financial Statements.

“Balance Sheet Date” shall mean the date of the Balance Sheet.

“Benefit Plan” shall mean each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Person or by any ERISA Affiliate of such Person, or to which any Person or an ERISA Affiliate of such Person is party, for the benefit of any director, employee or former employee of such Person or any Subsidiary of such Person.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise) results of operations, Assets and Properties and prospects of the Company and the Subsidiaries, both taken as a whole and exclusive of Divestco.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.1.

“Charter Documents” means as to any Person the articles of incorporation and bylaws or comparable organizational documents.

“Closing” shall mean the closing referred to in Section 1.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall have the meaning set forth in the third “whereas” clause of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Acquisition Proposal” shall mean any proposal or offer to acquire not less than 100% of the business or properties of the Company or a corresponding portion of the capital stock of the Company, whether by merger, tender offer, exchange offer, sale of securities or assets, or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company. Notwithstanding the foregoing, any proposal or offer solely with respect to Divestco shall not constitute a Company Acquisition Proposal.

“Company Agreements” shall have the meaning set forth in Section 3.20.

“Company Audited Financial Statements” shall have the meaning set forth in Section 3.8(a)(i).

“Company Award” shall mean any award including restricted stock, phantom stock, stock equivalents or stock units under any Benefit Plan of the Company or other arrangement.

“Company Board of Directors” shall mean the board of directors of the Company.

“Company Derivative Securities” means all securities and other rights, including Company Options and Company Warrants exercisable, convertible or exchangeable for Shares.

“Company Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared by the Company and delivered to Parent simultaneously with the execution hereof.

“CompanyFinancial Statements” shall mean the financial statements (including any related notes thereto) of the Company for the most recent two fiscal years and any subsequent interim periods or such longer periods, if any, for which any financial statements of the Company or any subsidiary or any predecessor thereto are required to be included in the Registration Statement.

“Company Intellectual Property” shall mean all Intellectual Property that is necessary to conduct the business of the Company and its Subsidiaries as presently conducted.

“Company Material Adverse Effect” shall mean:

(a)  any change, circumstance, development, effect, event, fact or occurrence that is or would reasonably be likely to be materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions, or (ii) the business, prospects, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, development, effect, event, fact or occurrence (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the business in which the Company and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, prospects, financial condition or results of operations that has been expressly disclosed in writing to the other party prior to the date of this Agreement, or

(b)  if, at any time on or after the date of this Agreement and prior to termination of this Agreement, the amount of the Shortfall under Section 5.24(d) of this Agreement is reasonably likely to be greater than $150,000.

“Company Option” shall mean an option or other right to purchase Shares, but not including the Company Warrants, which has been granted by the Company and which is outstanding at the Effective Time.

“Company Proxy Statement” shall mean the proxy statement of the Company prepared by the Company which the parties may agree may be included in the Registration Statement filed by Parent with the SEC pursuant to Section 5.3(b).

“Company Recommendation” shall have the meaning set forth in Section 5.3(a).

“Company Shareholder Meeting” shall have the meaning set forth in Section 5.3(a).

“Company Stock Plans” shall have the meaning set forth in Section 3.3(a).

“Company Subsidiary” shall mean each Person which is a Subsidiary of the Company.

“Company Superior Proposal” shall mean a Company Acquisition Proposal which satisfies both subsection (x) and subsection (y) of Section 5.9(a).

“Company Unaudited Statements” shall have the meaning set forth in Section 3.8(a)(ii).

“Company Warrants” shall mean a warrant to purchase Shares which has been granted by the Company which is identified in Section 5.8 of the Company Disclosure Schedule.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5.

“Consolidated Adjusted Net Income” shall mean the net income for the Company and its consolidated subsidiaries, all as determined in accordance with GAAP, excluding (without duplication) (i) all extraordinary, unusual and non-recurring gains, (ii) the net income, if positive, of any Person acquired in an acquisition for any period prior to the date of such acquisition, and (iii) all extraordinary, unusual and non-recurring non-cash losses.

“Consolidated Net Income” shall mean the net income for the Company and its consolidated subsidiaries, all as determined in accordance with GAAP.

“Consulting Termination Agreements” shall have the meaning set forth in Section 1.6.

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, Healthcare Reimbursement Contract or Program or other contract (whether written or oral).

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Divestco” means HealthMont of Texas, Inc., a Tennessee corporation, and its wholly owned Subsidiaries.

“Divestco Contingent Capital Contribution” means $150,000 minus the amount of any Shortfall.

“Divestco Disposition” means the sale, dividend or other distribution, spin-off or other disposition of Divestco by the Company for fair value and under circumstances and terms acceptable to Parent, whose consent shall not be unreasonably refused or delayed, whereby (i) the Company shall neither incur or retain any Liabilities with respect to Divestco, its assets, operations, or personnel, whether direct or indirect, whether fixed or variable, contingent or accrued, except for (A) Liabilities identified in Section 8.1 of the Company Disclosure Schedule, (B) Tax obligations arising out of the Divestco Disposition for which any cash payment obligation would be completely offset by net operating losses of the Company accrued prior to the date of this Agreement, and (C) Liabilities, the payment of which is secured by irrevocable letters of credit or policies of insurance procured at Divestco’s sole cost and expense and on terms acceptable to Parent in its sole and absolute discretion, and (ii) Divestco shall indemnify and hold harmless each of the Company,

Parent and Surviving Corporation from Liabilities relating to, or arising out of, Divestco or its operations, on terms which are reasonably satisfactory to Parent.

“Divestco Disposition Agreement” shall have the meaning set forth in Section 1.6.

“Divestco Disposition Date” means the date on which the divestiture of Divestco pursuant to a Divestco Disposition is totally completed.

“Divestco Hospital means the Dolly Vinsant Memorial Hospital.

“Disagreement” shall have the meaning set forth in Item 304(A)(1)(iv) of Regulation S-K promulgated under the Exchange Act.

“EBITDA” means, for any Hospital-Level EBITDA Test Period, the Adjusted Net Income of the Hospitals (taken as a cumulative whole) for such period, plus (without duplication): (a) Interest Expense of such Hospitals, (b) income tax expense for such Hospitals, (c) depreciation expense of such Hospitals, and (d) amortization expense for such Hospitals.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employment Agreement” shall have the meaning set forth in Section 1.6.

“Environmental Claim” shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, or the Parent or any Parent Subsidiary, as the case may be, or (ii) any violation of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including, without limitation, each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(b).

“Expenses” shall mean the reasonable and documented expenses of a party incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including but not limited to, reasonable fees and expenses of counsel and accountants, and out-of-pocket expenses and reasonable fees of financial advisors, including the expenses incurred in procuring an opinion from such financial advisor), and including the reasonable attorneys’ fees and expenses incurred by a party in connection with any shareholder class action relating to this Agreement and the Transaction contemplated hereby which are incurred prior to any Termination Date, as otherwise expressly provided for by this Agreement, provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the Expenses of the Company payable hereunder shall not exceed $50,000 and the Expenses of Parent and Merger Sub payable hereunder shall not exceed $75,000. Expenses shall not include any expenses for which insurance coverage is available and shall not include any expenses for which insurance coverage would be available but for the failure of the insured to assert a claim under the policy, or to maintain such policy in force and effect, or to comply with the applicable terms of such policy or to reasonably contest any denial of coverage under or reservation of rights under such policy.

“Form S-4” shall have the meaning set forth in Section 3.18(a).

“GAAP” shall mean, as of any date of determination, generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its consolidated subsidiaries throughout the period indicated and consistent with the prior financial practice of the Company and its consolidated subsidiaries. The term “consistently applied” as used in connection therewith, means that the accounting principles applied as at a date or for a period specified are consistent in all material respects to those applied as at prior dates or for prior periods.

“Governmental Authority” shall mean a court, tribunal, arbitrator, authority, administrative agency or commission, official or other governmental or other regulatory authority, agency or instrumentality of the United States or any state, county, city or other political subdivision.

“Hazardous Substances” means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as a “hazardous substance”, “toxic substance”, “toxic pollutant”, or similarly identified substance or mixture, in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substance Control Act of 1976, as amended 15 U.S.C. § 2601, et seq., the Clean Water Act, 33 U.S.C. § 466, et seq., as amended, or any environmental law of each state in which a Hospital is located.

“Healthcare Approval(s)” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“Healthcare Laws” shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated healthcare activities and operations of Parent Company, Merger Sub or the Company or any of their respective subsidiaries or hospitals.

“Healthcare Reimbursement Contract or Program” means any federal or state contract or program or private insurance arrangement providing for the payment or reimbursement to the Company of the costs of healthcare goods or services, including, without limitation, Medicare, Medicaid and CHAMPUS.

“Healthcare Reports” shall have the meaning set forth in Section 3.35.

“Heller” means Heller Healthcare Finance, Inc., a Delaware corporation and any successor in interest thereto, including any successor in interest resulting from Heller’s merger with General Electric Capital Corporation.

“Heller Loan Agreements” means those certain agreements by and among the Company and certain of its subsidiaries, as Borrowers, and Heller, as Lender, relating to the Company’s outstanding indebtedness with Heller, including: (i) that certain Revolving Loan and Security Agreement, dated as of August 31, 2000, as amended from time to time to date, and the instruments and documents referred to therein; (ii) that certain Mortgage Loan Agreement, dated as of August 31, 2000, as amended from time to time to date, and the instruments and documents referred to therein; and (iii) that certain Mortgage Loan Agreement, dated as of December 31, 2000, as amended from time to time to date, and the instruments and documents referred to therein.

“Heller Warrants” means the 144,683 warrants to purchase shares of the Company and issued to Heller, pursuant to that certain Warrant Agreement dated as of August 31, 2000, a complete true and correct copy of which the Company represents and warrants has been provided to Parent.

“Hospital-Level EBITDA” means the combined EBITDA of HealthMont of Georgia, Inc. and HealthMont of Missouri, Inc.

“Hospital-Level EBITDA Deficit” means Hospital-Level EBITDA for any Hospital-Level EBITDA Test Period and for the 365 days immediately prior to Closing which is less than $2,725,000.

“Hospital-Level EBITDA Difference” shall have the meaning set forth in Section 5.24(c).

“Hospital-Level EBITDA Test Period” means, as of the end of each month, beginning with the month immediately prior to the month in which this Agreement is executed, the twelve immediately preceding consecutive months (in each case, taken as one accounting period).

“Hospitals” means each of Memorial Hospital of Adel, Dolly Vinsant Memorial Hospital and Callaway Community Hospital.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.16(a).

“Indemnified Party” shall have the meaning set forth in Section 5.16(a).

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights and Trade Secrets.

“Interest Expense” means, for any Hospital-Level EBITDA Test Period, the aggregate interest (without duplication) of the Hospitals, expensed whether paid, accrued or scheduled to be paid or accrued during such period in respect of all Indebtedness of such Hospitals. For the avoidance of doubt, all non-cash paying interest expensed shall be included.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

“Knowledge of the Company” or “Known to the Company” means the knowledge of any of the Chief Executive Officer, President, Vice President-Operations or Chief Financial Officer or Controller of the Company or of any member of the Board of Directors of the Company.

“Knowledge of Parent” or “Known to Parent” means the knowledge of any of the Chief Executive Officer, President, Vice President-Operations or Chief Financial Officer or Controller of Parent or of any member of the Board of Directors of Parent.

“Liabilities” means, with respect to any Person, all liabilities, assessments, claims, costs, damages, demands, expenses, fees, fines, guarantees, guaranteed payment provisions,

judgments, losses, make-whole obligations, responsibilities, reimbursement obligations, litigation costs or expenses (including attorneys fees and other costs or expenses with respect to any claim, investigation, action, suit, arbitration or other proceeding), penalties, sanctions, Taxes, or other obligations of payment or performance, whether based in contract, tort, implied or express warranty, strict liability, civil or criminal statute or common law and whether at law or in equity.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents.

“Liens” shall have the meaning set forth in Section 3.2.

“Listing Application” shall have the meaning set forth in Section 3.18.

“Lock Up Agreement” shall have the meaning set forth in Section 1.6.

“Materials of Environmental Concern” shall mean toxic or hazardous substances, materials or wastes, solid wastes; petroleum, petroleum derivatives and petroleum products; asbestos or asbestos-containing materials; polychlorinated biphenyls; radon or lead or lead-based paints or materials.

“Merger” shall mean the merger of Merger Sub into the Company described in Section 1.1.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Common Stock” shall mean common stock, par value $.01 per share, of Merger Sub.

“Net Working Capital” means the difference between the Working Capital Assets and Working Capital Liabilities of the Company, exclusive, in each case, of the operations of Divestco.

“Net Working Capital Difference” shall have the meaning set forth in Section 5.24(c).

“New Heller Loan Agreements” means those certain loan agreements in replacement of the existing Heller Loan Agreements as contemplated by Exhibit 5.1(d) to this Agreement.

“New Heller Warrants” means the warrants of Parent to purchase Parent Shares contemplated by Section 5.8(b) of this Agreement in substantially the form of Exhibit 5.8(b).

“OGCL” means the Ohio General Corporation Law.

“Order” means any decree, judgment, injunction, writ or similar judicial or administrative action and whether temporary, preliminary or permanent

“Overline Letters of Credit Agreement” shall have the meaning set forth in Section 1.6.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Average Price” shall mean the average, for a period consisting of the ten (10) consecutive Trading Days ending on (and including) the second (2nd) Trading Day prior to the Closing Date of the volume weighted daily average price of a Parent Share, as reported in the Wall Street Journal, or if not reported therein, another authoritative source.

“Parent Balance Sheet Date” shall mean the date of the most recent audited balance sheet of the Parent and its consolidated subsidiaries included in the Parent Financial Statements.

“Parent Derivative Securities” means all securities and other rights, including Parent Options and Parent Warrants exercisable, convertible or exchangeable for Parent Shares.

“Parent Disclosure Documents” shall have the meaning set forth in Section 3.19.

“Parent Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by Parent and delivered to the Company simultaneously with the execution hereof.

“Parent Financial Statements” shall mean the financial statements (including any related notes thereto) of the Parent included in the Parent SEC Documents Reports.

“Parent Material Adverse Effect” shall mean any change, circumstance, development, effect, fact or occurrence that is or would reasonably be likely to be materially adverse to (i) the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions, or (ii) the business, tangible assets, liabilities, results of operations, prospects, or financial condition of Parent and its Subsidiaries, taken as a whole, other than any event, change, occurrence, effect, fact or circumstance (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the businesses in which Parent and its Subsidiaries are involved, (C) resulting from entering into this Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, prospects, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement.

“Parent Option” shall mean an option to purchase Parent Shares.

“Parent Proxy Statement” shall mean the proxy statement of the Parent prepared by the Parent and included in the Registration Statement to be filed by Parent with the SEC pursuant to Section 5.3(b), together with all amendments and supplements thereto and including the exhibits thereto.

“Parent SEC Documents” shall mean each form, report, schedule, statement and other document required to be filed by Parent since September 15, 2002 under the Exchange Act or the Securities Act.

“Parent Shareholder Meeting” shall have the meaning set forth in Section 5.3(b).

“Parent Shares” shall mean validly issued, fully paid and non-assessable shares of the Common Stock, no par value per share, of Parent.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Permitted Business” shall mean any business segment of the healthcare industry.

“Permitted Liens” means (a) liens shown on the Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, detract from the value or impair the use of the property subject thereto, or impair the operations of the Company or any Company Subsidiary and which have arisen only in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; (c) liens for current Taxes not yet due or delinquent; and (d) such minor title defects, failure to have valid leasehold interest in, or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, if any, as individually or in the aggregate do not materially impair the value of the property subject to such Lien or the use of the property in the conduct of the business of the Company and its Subsidiaries and which otherwise could not reasonably be expected to have a Company Material Adverse Effect.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Prospectus” shall mean the prospectus of Parent to be prepared by Parent and included in the Registration Statement filed by Parent with the SEC pursuant to Section 5.3(b), together with all amendments and supplements thereto and including the exhibits thereto.

“Registration Statement” shall have the meaning set forth in Section 3.18.

“Regular Termination Fee” shall mean the sum of $500,000 in U.S. currency.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 368 Reorganization” shall have the meaning set forth in the fifth “whereas” clause of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sensitive Payments” shall have the meaning set forth in Section 3.36.

“Shares” shall mean shares of common stock, par value $0.01 per share, issued by the Company.

“Shareholder Approval” means, as to any Person, that number of shares or consents required under such Person’s Charter Documents, other agreements and applicable law as is required for the approval of the Merger Agreement, the Merger and the Transactions contemplated hereby and, in the case of the Company shall, unless Parent shall otherwise consent, mean the approval of the Merger Agreement, the Merger and the Transactions by the holders of at least seventy-five percent (75%) of the outstanding common stock of the Company.

“Significant Shareholder” means each Person and their Affiliates and Associates or any “Group” (within the meaning of Section 13(d)(3) of the Exchange Act) owning, at any time from and after the date of this Agreement, five percent (5.0%) or more of the outstanding Shares and Hill, regardless of his ownership percentage.

“Special Termination Fee” shall mean the sum of $250,000 in U.S. currency.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors, managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

“Tax Certificates” shall have the meaning set forth in Section 5.13(b).

“Tax Return” shall mean any material return or report relating to Taxes.

“TBCA” means the Tennessee Business Corporation Act.

“Termination Date” shall have the meaning set forth in Section 7.1(d)(i).

“Termination Fee” shall mean the Regular Termination Fee, the Special Termination Fee or both, as the context requires.

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Payables” means all trade payables and accruals, including amounts currently due or past due with respect to operating leases, whether or not incurred in the ordinary course of business.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information.

“Trading Day” shall mean any day on which securities are traded on the American Stock Exchange or, if the Parent Shares are not then listed on the American Stock Exchange, on the principal securities market on which the Parent Shares are then listed.

“Transactions” shall mean the transactions provided for or contemplated by this Agreement, including, without limitation, the Lock Up Agreement and the Merger.

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“Voting Debt” shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

“Working Capital Assets” shall mean the current assets of the Company (other than deferred tax benefits and assets of Divestco) as of the applicable date of determination determined in accordance with GAAP and prepared in a manner consistent with the policies and principles used in connection with the preparation of the Balance Sheet.

“Working Capital Liabilities” shall mean the current liabilities of the Company (excluding deferred tax liabilities and liabilities of Divestco) as of the applicable date of determination determined in accordance with GAAP and including all current accrued expenses prepared in a manner consistent with the policies and principles used in connection with the preparation of the Balance Sheet.

SECTION 8.2  Interpretation.    (a)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)  Whenever the words “include,” “includes,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)  The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)  A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1  Amendment and Modification.    This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company or the Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 9.2  Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.3  Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1300

Atlanta, Georgia 30339
Attn: Robert M. Thornton, Jr.
President and Chief Executive Officer
Telephone No.: (770) 933-7000
Telecopy No.: (770) 933-7010

with a copy (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E.
Promenade II, Suite 3100
Atlanta, Georgia 30309
Attention: Howard E. Turner, Esq.
Telephone No.: (404) 815-3500
Telecopy No.: (404) 685-6894

and

if to the Company, to:

HealthMont, Inc.
113 Seaboard Lane, Suite C-200
Franklin, Tennessee 37067
Attention: Timothy S. Hill
Telephone No.: 615-250-7800
Telecopy No.: 615-250-7802

with a copy (which shall not constitute notice) to:

Stokes Bartholomew Evans & Petree, P.A.
424 Church Street, Suite 2800
Nashville, Tennessee 37219
Attention: William H. Neely
Telephone No.: 615-259-1450
Telecopy No.: 615-259-1470

SECTION 9.4  Counterparts; Telecopier.    This Agreement and the agreements referred to herein may be executed in one or more counterparts, all of which together shall be considered one and the same agreement. Transmission by telecopier of an executed counterpart of the Agreement and such other agreements shall be deemed to constitute due and sufficient delivery of such counterparts.

SECTION 9.5  Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Article II, and Section 5.17 are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

SECTION 9.6  Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.7  Governing Law.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

SECTION 9.8  Enforcement and Interpretation.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to interpret or enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

SECTION 9.9  Waiver Of Jury Trial.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.10  Time of Essence.    Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 9.11  Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.12  Assignment.    Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNLINK HEALTH SYSTEMS, INC.

By:	/s/ ROBERT M. THORNTON, JR.
Name:	Robert M. Thornton, Jr.
Title:

HM ACQUISITION CORP.

By:	/s/ JOSEPH T. MORRIS
Name:	Joseph T. Morris
Title:

HEALTHMONT, INC.

By:	/s/ TIMOTHY S. HILL
Name:	Timothy S. Hill
Title: